  As filed with the Securities and Exchange Commission on June 22, 1999

                                                Registration No. 333-78365

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 1

                                    To
                                   FORM S-1

          REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                               eCollege.com
            (Exact name of registrant as specified in its charter)

        Delaware                     7379                     84-1351729
    (State or Other     (Primary Standard Industrial       (I.R.S. Employer
    Jurisdiction of      Classification Code Number)    Identification Number)
    Incorporation or
     Organization)
                                ---------------

                          10200 A East Girard Avenue
                            Denver, Colorado 80231
                                (303) 873-7400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------


      Mr. Robert N. Helmick
                     President and Chief Executive Officer
                                 eCollege.com
                          10200 A East Girard Avenue
                            Denver, Colorado 80231
                                (303) 873-7400
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------

                                with copies to:

     Richard R. Plumridge, Esq.              James C.T. Linfield, Esq.
       John E. Hayes, III, Esq.                Michael L. Platt, Esq.
    Brobeck, Phleger & Harrison LLP              Cooley Godward LLP
 370 Interlocken Boulevard, Suite 500     2595 Canyon Boulevard, Suite 250
    Broomfield, Colorado 80021                 Boulder, Colorado 80302
          (303) 410-2000                           (303) 546-4000



                              ---------------


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effectiv
e amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. The underwriters may not confirm sales of these securities until the + +registration statement filed with the Securities and Exchange Commission + +becomes effective. This prospectus is not an offer to sell these securities, + +and it is not soliciting an offer to buy these securities in any state where +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 22, 1999


       Shares

                      [LOGO OF eCOLLEGE.COM APPEARS HERE]

                                  Common Stock

  eCollege.com is offering     shares of its common stock. This is our initial
public offering. We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol "ECLG." We estimate that the initial
public offering price will be between $    and $    .

                                  -----------

  Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

                                  -----------

                                           Per Share Total
                                           --------- -----
Public Offering Price                        $        $
Discounts and Commissions to Underwriters    $        $
Proceeds to eCollege.com                     $        $

  Neither the Securities and Exch
ange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an
additional     shares of common stock to cover over-allotments.

                                  -----------



Banc of America Securities LLC

                        Thomas Weisel Partners LLC

                                                    William Blair & Company


                  The date of this prospectus is      , 1999.

       [picture of woman working on a laptop computer in a train station]

[Picture of representative course home page from student perspective depicting interactive syllabus for a microeconomics course. Text appearing above picture reads: "eCollege.com is about possibilities. Not merely the possibilities that arise in the wake of classrooms without walls, but those which occur when educators communicate with students through a whole new medium. At eCollege.com, our sole purpose is to provide educators and students with unparalleled options for learning to not only extend the classroom, but to elevate its potential." Graphic also includes caption "Teaching in a Whole New Way. Beyond the chalk and the board -- students," together with the Company's logo.]

[Picture of course home page from the faculty perspective depicting interactive syllabus from course entitled "Teaching with eCollege.com." Text below the picture reads: "Think of the interactive syllabus, located on the Course Homepage on the left, as your guide to the unlimited technological potential of eCollege System 3.0SM. Providing immediate access to the wide array of multimedia and communication tools that make up our course delivery system, the Interactive Syllabus ensures that every component of your virtual classroom is just a "click" away." Graphic also includes caption "Teaching in a Whole New Way. Beyond the chalk and the board -- faculty," together with the company's logo.]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4

Risk Factors.............................................................   8

Use of Proceeds..........................................................  18

Dividend Policy..........................................................  18

Capitalization...........................................................  19

Dilution.................................................................  21

Selected Financial Data..................................................  22

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24

Business.................................................................  31

Management...............................................................  41

Certain Transactions.....................................................  48

Principal Stockholders...................................................  51

Description of Capital Stock.............................................  52

Shares Eligible for Future Sale..........................................  54

Underwriting.............................................................  57

Legal Matters............................................................  59

Experts..................................................................  59

Additional Information...................................................  60

Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option. This prospectus contains forward-looking statements, which involve risks and uncertainties. eCollege.com's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus reflects the conversion of our outstanding preferred stock into common stock, a seven-for-one split of our common stock and our reincorporation in Delaware on or before completion of this offering.

                                  eCollege.com

   eCollege.com, formerly Real Education, Inc., is a leading provider of a complete solution that enables colleges and universities to deliver an online campus and courses over the Internet. Our integrated platform of software and services allows colleges and universities to outsource the creation, launch, management and support of a comprehensive online campus and courses. We typically create and deliver a complete online campus, including faculty and administration training, in 60 business days. We charge our customers an initial online campus and course development fee, an additional development fee for each incremental online course, and a per student fee for each enrollment in an online course. Our comprehensive solution, which includes design, development, management and hosting of online campuses and courses as well as ongoing customer support, allows colleges and universities to reach a large number of additional students and enables students to participate in courses at convenient times and from a variety of geographic locations. As of May 12, 1999, we had 80 contracts covering over 100 individual campuses. Since our inception in 1996, our customers have purchased more than 1,500 online courses from us. During the Spring 1999 term, our customers had approximately 5,000 student enrollments in online courses provided by us.

   The Internet's universal accessibility and real-time interactivity make it an ideal platform for distance learning. Accordingly, distance learning has become one of the fastest growing segments of the education marketplace. International Data Corporation estimated that the number of Web users worldwide would exceed 95 million by the end of 1998 and will grow to over 320 million by the end of 2002. International Data Corporation also estimates that approximately 85% of higher education institutions will offer distance learning courses by 2002 and that the number of students taking such courses will increase by more than 30% per year through 2002. Despite this projected growth, colleges and universities face several challenges in delivering high quality online courses. Effective online education requires that students receive a learning experience of comparable quality, content and student/faculty interaction to an on-campus education. We believe that many colleges and universities have found internally developed solutions to be time-consuming, expensive and difficult to implement. As a result of these problems, a growing number of colleges and universities are outsourcing the development and maintenance of their online campus and courses.

   Our solution is designed to meet the online learning needs of colleges and universities and their students. The eCollege.com solution has the following key elements:

   Comprehensive Services. We provide a comprehensive suite of services, including design, development, management and hosting of online campuses and courses, as well as ongoing customer support. Our online campus model replicates key services of a physical campus, including admissions, registration, bookstore, library, academic advising, career counseling, student union, bursar's office and financial aid services.

   Rapid, Cost-Effective Development of Online Campuses. We can build an online campus for a college or university, typically within 60 business days. Our initial development fee of $30,000 includes the online campus and ten courses. We believe most colleges and universities would incur substantially greater costs to develop a comparable solution internally.

   Easy Online Course Development. We work with faculty members to convert courses into effective presentations designed for delivery over the Internet using an array of course design tools and support services.

Our automated, user-friendly authoring tools enable faculty, with little or no programming experience, to easily develop and update their courses through a standard Web browser.

   Easy to Use, Online Learning Environment. We believe our customized online campuses and courses are easy for students and faculty to use. Using a standard Web browser, students and faculty access the online campus and courses, which include easily navigable screens and rich multimedia content.

   Standard, Scalable Technology. We integrate industry standard, open technology to provide a scalable and reliable delivery system. We utilize multiple or "redundant" high bandwidth sources for Internet connections. We also employ groups of servers arranged such that they work together so that the failure of a single server can be recovered by others in the cluster. Further, we use fault-tolerant storage technology that allows the system to keep working in the event of hardware or software faults as well as load distribution capabilities that evenly distribute traffic across the group servers.

   We target more than 3,000 colleges and universities in the United States and Canada. We first began delivering courses in 1996 to the University of Colorado. In mid-1998, we significantly increased our sales force and have entered into more than 50 new contracts since then. Our management team and sales force have significant experience in the education industry, which we believe will continue to be a key factor in our ability to increase our customer base. The following list demonstrates the geographic diversity of some of our well-known customers: University of Colorado, Seton Hall University, Eastern Michigan University, University of Pennsylvania, Connecticut State University System, Keller Graduate School of Management, Rutgers University, The University of North Carolina at Greensboro, California State University-- Hayward, The University of Montana and The University of Wyoming. In addition, we have contracts with several providers of continuing education and corporate training, including DeVry/Becker Educational Development Corp., Earth Tech, Inc., National Association of Realtors and Palmer Chiropractic University Foundation d/b/a Palmer Institute for Professional Advancement.

   Our objective is to become the leading provider of outsourced online learning solutions for colleges and universities and for providers of continuing education and corporate training worldwide. The key elements of our growth strategy are:

   Add Additional Colleges and Universities. Using a focused regional approach, our recently expanded sales force is now actively targeting more than 3,000 colleges and universities. We are also increasing our marketing efforts, including increased print and online media advertising and greater participation in trade shows and executive speaking engagements.

   Increase Course Offerings and Enrollments with Existing Customers. In order to increase course offerings and student enrollments, we recently announced a $12 million grant and scholarship program. This program is designed to increase the number of degree courses offered online by offering free online campus and course design to selected colleges and universities. It is also designed to increase the number of online students by offering tuition scholarships to selected students.

   Further Develop Relationships with Existing Customers. We seek to build long-term relationships with colleges and universities and their faculties so that the online campus becomes an important extension of the college or university. We believe this will be a key factor in our ability to serve additional departments within the college or university.

   Enter New Markets. We intend to further expand into the continuing education and corporate training markets and to pursue opportunities with international colleges and universities.

                                ----------------

   Our company was incorporated in Colorado on July 26, 1996. On or before completion of this offering, we will be reincorporated in Delaware as eCollege.com. Our principal executive offices are located at 10200 A East Girard Avenue, Denver, Colorado 80231. Our telephone number is (303) 873-7400. Information contained on our website is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

   eCollege and our logo are trademarks, and eCollege System, eCollege Campus and eCollege Course are service marks, of eCollege.com. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                               Risk Factors

   Investing in our common stock involves a high degree of risk. Risk factors of this offering include:

    . our limited operating history

    . our history of losses and expected future losses

    . our unproven business model

    . our highly competitive market

    . our reliance on a single service offering

    . the uncertain acceptance of online learning by academics and educators

For a discussion of these and other risk factors you should consider carefully before you decide to buy our common stock, see "Risk Factors."

                                  The Offering

Common stock offered..............     shares
Common stock to be outstanding         shares
 after this offering..............
Use of proceeds................... To fund anticipated operating losses, to substantially increase promotional and
                                   marketing activities and for other general
                                   corporate purposes, including adding
                                   personnel to expand development and
                                   marketing capacities. A portion of the net
                                   proceeds may also be used for the
                                   acquisition of businesses, products,
                                   services or technologies that are
                                   complementary to those of eCollege.com. See
                                   "Use of Proceeds."
Proposed Nasdaq National Market
 symbol........................... ECLG

   The common stock to be outstanding after this offering is based on shares outstanding as of April 30, 1999 and excludes 1,668,450 shares of common stock issuable upon the exercise of outstanding stock options and 891,177 shares of common stock issuable upon the exercise of outstanding warrants. These options and warrants have a weighted average exercise price of $1.41 per share. See "Capitalization" and Note 4 in the notes to financial statements.

                             Summary Financial Data

   The following table sets forth our summary financial data. You should read this information together with the financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Please see Note 2 in the notes to financial statements for the method of computing pro forma basic and diluted net loss from continuing operations per share.

                              Period from     Year Ended December     Three Months Ended
                             July 26, 1996            31,                 March 31,
                          (inception) through ---------------------  ---------------------
                           December 31, 1996    1997        1998       1998        1999
                          ------------------- ---------  ----------  ---------  ----------
                                                                         (Unaudited)
                                 (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenue:
 Campus and course de-
  velopment fees........         $ --         $     628  $    1,086  $     155  $      325
 Student fees...........            22              400         579         93         286
                                 -----        ---------  ----------  ---------  ----------
 Total revenue..........            22            1,028       1,665        248         611
Cost of revenue.........           110              528       2,065        236       1,188
                                 -----        ---------  ----------  ---------  ----------
 Gross margin...........           (88)             500        (400)        12        (577)
Operating expenses:
 Selling and marketing..            25              106       3,394        237       1,321
 General and administra-
  tive..................           249              768       2,509        450         717
 Development............            60              212       1,099        108         633
                                 -----        ---------  ----------  ---------  ----------
 Total operating ex-
  penses................           334            1,086       7,002        795       2,671
                                 -----        ---------  ----------  ---------  ----------
Net loss from opera-
 tions..................          (422)            (586)     (7,402)      (783)     (3,248)
Other income (expense),
 net....................            18              (29)        112         30         120
                                 -----        ---------  ----------  ---------  ----------
Net loss from continuing
 operations.............         $(404)       $    (615) $   (7,290) $    (753) $   (3,128)
                                 =====        =========  ==========  =========  ==========
Net loss from continuing
 operations applicable
 to common stockhold-
 ers....................         $(404)       $    (674) $   (7,993) $    (881) $   (3,743)
                                 =====        =========  ==========  =========  ==========
Basic and diluted net
 loss from continuing
 operations per common
 share..................         $ --         $   (0.11) $    (1.05) $   (0.12) $    (0.49)
                                 =====        =========  ==========  =========  ==========
Weighted average common
 shares outstanding--ba-
 sic and diluted........           --         6,161,946   7,612,045  7,444,549   7,674,345
                                 =====        =========  ==========  =========  ==========
Pro forma net loss from
 continuing operations
 per common share--basic
 and diluted (unau-
 dited).................                                 $    (0.68) $   (0.08) $    (0.23)
                                                         ==========  =========  ==========
Pro forma weighted aver-
 age common shares out-
 standing--pro forma ba-
 sic and diluted (unau-
 dited).................                                 10,680,033  9,792,090  13,899,956
                                                         ==========  =========  ==========

   The following table is a summary of our balance sheet data. The pro forma column reflects the automatic conversion of our preferred stock into common stock upon the completion of this offering, and the pro forma as adjusted column also reflects our receipt of the estimated net proceeds of the shares of common stock we are selling in this offering at an assumed initial
public offering price of     per share, after deducting estimated underwriting
discounts and expenses.

                                                    March 31, 1999
                                          ------------------------------------
                                                                    Pro Forma
                                           Actual     Pro Forma    As Adjusted
                                          --------  -------------- -----------
                                                     (Unaudited)
                                                    (in thousands)
Balance Sheet Data:
Cash and cash equivalents................ $  9,927     $ 9,927        $
Working capital .........................    8,679       8,679
Total assets.............................   12,818      12,818
Long-term notes payable..................      --          --
Total liabilities........................    2,469       2,469
Mandatorily redeemable, convertible
 preferred stock.........................   22,515         --
Total stockholders' equity (deficit).....  (12,166)     10,349

                                  RISK FACTORS

   You should consider carefully the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

   This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the Risk Factors discussed below.

Our prospects are difficult to evaluate because we have only been operating our business since August 1996

   We began offering our services in August 1996. Accordingly, we have a limited operating history from which you may evaluate our business and prospects. Our revenue growth to date may not be indicative of our future operating results. As an early stage company in the new and rapidly changing market for online education services, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

  . maintain and increase our college and university customer base;

  . increase courses and enrollments at our customers' online campuses;

  . implement an evolving and unproven business model;

  . compete favorably in a highly competitive market;

  . expand our service offerings;

  . attract, motivate and retain qualified employees;

  . access sufficient capital to support our growth;

  . build an infrastructure to effectively handle our growth; and

  . upgrade and enhance our technologies.

  We may not be successful in addressing these risks, and the failure to do so would have a material adverse effect on our business and financial results.

We have a history of net operating losses and expect net operating losses and negative cash flow for the foreseeable future

   We have experienced net operating losses each year since our inception in July 1996, including losses of $422,075 for the period from inception to December 31, 1996, and $585,800 and $7,402,336 for the years ended December 31, 1997 and 1998, respectively, and $3,247,479 for the quarter ended March 31, 1999. We may never achieve profitability, and if we do, we may not be able to sustain profitability. We have invested heavily to develop our services and establish our development, sales and marketing capabilities. We believe that our success depends, among other things, on our ability to develop new relationships with colleges and universities and maintain existing customer relationships. Accordingly, we intend to continue to incur significant expenses for development and sales and marketing. As such, we expect to continue experiencing net operating losses and negative cash flow for the foreseeable future. To the extent our sales and marketing efforts do not significantly increase our revenues, our business and financial results will be materially and adversely affected.

Our operating results are likely to fluctuate significantly and may be below the expectations of analysts and investors

   Because of our limited operating history and the emerging nature of the online learning market, we may be unable to accurately forecast our revenues. The sales cycle for our solution varies widely and it is difficult for us to predict the timing of particular sales, the rate at which online courses will be implemented or the number of students who will enroll in the online courses. The cancellation or delay of even a small number of campus or course implementations could cause our revenues to fall short of projections. Since most of our costs are fixed and are based on anticipated revenue levels, small variations in the timing of revenue recognition could cause significant variations in operating results from quarter to quarter. Sales and operating results may fluctuate from quarter to quarter depending on:


  . our ability to attract and retain colleges and universities;

  . our ability to successfully implement online campuses and courses;

  . the number of online courses that our customers offer each term;

  . the number of students who enroll in our customers' online courses each term;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business;

  . our introduction of new or enhanced services and products, and similar introductions by our competitors;

  . the budgetary cycles of colleges and universities;

  . the seasonality inherent in the academic calendar;

  . our ability to upgrade and develop our systems and infrastructure;

  . our ability to attract, motivate and retain personnel;

  . technical difficulties in delivering our services;

  . governmental regulation; and

  . general economic conditions.

  As a result, we believe that quarter-to-quarter comparisons of our sales and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. Since we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant decrease in revenue would likely have an immediate material adverse effect on our business and financial results. In addition, if our future operating results are below the expectations of securities analysts or investors, our stock price may decline.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS AND PRICING MODELS ARE
UNPROVEN

   Our success depends on our ability to generate revenues by providing online learning solutions to colleges and universities. The viability and profitability of this model are unproven. To be successful, we must develop and market solutions that achieve broad market acceptance with both colleges and universities and their students. Online learning, in general, and our solutions, in particular, may not achieve broad market acceptance. In addition, our pricing model includes an initial campus and course development fee from colleges and universities, additional development fees for each incremental course we develop and a per student fee for each enrollment in an online course. Our contracts do not require customers to guarantee any minimum number of student enrollments or to commit to developing any courses beyond the initial courses covered by the contract. This pricing model may not be successful and it may not achieve or maintain revenue growth in the future. The failure of either our business model or our pricing model would have a material adverse affect on our business and financial results.

OUR SALES CYCLE IS LENGTHY AND CAN VARY WIDELY

   The sales cycle between initial customer contact and signing of a contract varies widely, reflecting differences in our customers' decision-making processes and budget cycles. As a result, we may not be able to forecast the timing and amount of specific sales and resulting revenue. Our customers typically conduct extensive and lengthy evaluations before committing to our system. Delays in the sales cycle can result from, among other things, changes in a college or university's budget, the need for approval from both the customer's administration and faculty, and the need to educate a college or university as to the potential applications of and cost savings associated with our services. We generally have little or no control over these factors, which may cause a potential customer to favor a competitor's solution, or to delay or forgo purchases altogether. The delay in or failure to complete planned transactions could have a material adverse effect on our business and financial results and could cause our financial results to vary significantly from period to period.

Since we provide a single service offering, we are particularly vulnerable to uncertain market acceptance, competing services, implementation difficulties and other factors that could inhibit our ability to generate sales and achieve market penetration

   We currently derive substantially all of our revenues from developing and delivering online campuses and courses for colleges and universities. We expect that revenues from these services will continue to account for substantially all of our revenues in future periods. Consequently, if online learning does not become a widely accepted alternative to classroom instruction, our business will not be successful. Our dependence upon a single service also makes us particularly vulnerable to successful introductions of competing services. Our inability to generate sufficient sales and achieve market penetration of our service due to competitive factors, implementation difficulties or other reasons, would have a material adverse effect on our business and financial results.

We may have difficulty identifying and meeting the needs of colleges and universities

   We must accurately determine the features and functionality required by colleges and universities and design and implement services that meet those requirements in a timely and efficient manner. We may not be able to accurately determine customer requirements or deliver features and functions that will satisfy customer demands. Furthermore, even if we correctly identify our customers' requirements, we may not be able to design and implement services incorporating these features in a timely and efficient manner. Our failure to determine and address customer requirements in a timely and efficient manner would have a material adverse effect on our business and financial results.

Online learning may not be broadly accepted by academics and educators

   Some academics and educators are opposed to online learning in principle. They also have expressed concerns regarding the perceived loss of control over the education process that can result from the outsourcing of online campuses and courses. Some of these critics, particularly college and university professors, have the capacity to influence the market for our services, and their opposition could have a material adverse impact on our business and financial results. Further, the growth and development of the market for online learning has resulted in some concerns from the academic community about the protection of intellectual property associated with course content, which may impose additional burdens on companies offering online learning. We are unaware of any legal action resulting from course content being delivered over the Internet. The adoption of any additional laws or regulations may impair the growth of online learning, which could have a material adverse effect on our business and financial results.

The market for online learning in higher education is in an early stage and may not continue to develop

   The market for online learning is a new and emerging market. Although online learning solutions have been available for several years, they currently represent only a small portion of the overall higher education market. Accordingly, our success depends upon colleges and universities adopting online learning solutions. Although we have entered into contracts with some colleges and universities, these colleges and universities may not continue to use the online learning solutions we provide. Further, given their relatively early entry into the market for online learning, the colleges and universities with which we have contracts are likely to be less risk-averse than most colleges and universities. Accordingly, the rate at which we have been able to enter into contracts with colleges and universities in the past may not be indicative of the rate at which we will be able to enter into contracts in the future. The use of online learning solutions may not become widespread and our services may not achieve commercial success. In addition, colleges and universities that have already invested substantial resources in other nontraditional methods of instruction may be reluctant to adopt new methods that compete with their existing offerings. Any failure of online learning to gain continuing market acceptance would have a material adverse effect on our business and financial results.

We operate in a highly competitive market and we may not have adequate resources to compete successfully

  The online learning market is quickly evolving and is subject to rapid technological change. Although the market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. Our competitors vary in size and in the scope and breadth of the products and services they offer. Competition is most intense from colleges' and universities' internal information technology departments. Some colleges and universities construct online learning systems utilizing in-house personnel and creating their own software or purchasing software components from a vendor. We also face significant competition from a variety of companies including: (1) other companies which seek to offer a complete solution including software and services, (2) software companies with specific products for the college and university market, (3) systems integrators and (4) hardware vendors.

   Other competitors in this market include a wide range of education and training providers. These companies use video, cable, correspondence, CD-ROM, computer-based training, and online training.

   We believe that the level of competition will continue to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we can. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures we face. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business and financial results.

Our market is characterized by rapid technological change, and our services may become obsolete or unmarketable

   The market for our software and services is characterized by rapid technological change, changes in customer demands and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards can render existing services obsolete and unmarketable. To succeed, we must address the increasingly sophisticated needs of higher education by improving our software and services to keep pace with technological developments, emerging industry standards and customer requirements. We may not be able to do so successfully.

Government regulations, including those relating to the Internet in general and to our industry in particular, could adversely affect our business

   Our operating results could be impaired if we become subject to burdensome government regulation and legal uncertainties. We may be subject to certain government laws and regulations, such as the Family Educational Rights and Privacy Act. Our violation of these statutes, or of any other law or regulation, could have a material adverse effect on our business and financial results. In addition, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to

  . user privacy;

  . pricing;

  . content;

  . copyrights;

  . distribution; and

  . characteristics and quality of products and services.

   The adoption of any additional laws or regulations may decrease the popularity or expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues including property ownership, intellectual property, export of encryption technology, sales tax, libel and personal privacy. Our business and financial results could be seriously harmed by any new legislation or regulation of these types. There are an increasing number of laws and regulations pertaining to the Internet. These laws and regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

College and university accreditation standards could adversely affect our business

   Many colleges and universities are accredited by regional accreditation organizations whose approval may be required for the college or university to offer courses over the Internet. Any delay in, or failure to receive, such approval could limit or prevent a college or university from using our solution, which would adversely affect our business and financial results.

We are dependent on government funding of higher education

   Federal and state governments provide various forms of direct and indirect support for higher education, including guaranteed student loan programs as well as direct subsidies and grants. Accordingly, most of the colleges and universities we serve and intend to serve in the future depend substantially on government funding. Thus, decreases or delays in government funding of higher education could affect student enrollments and impede an institution's ability to fund an online learning program. Any decrease or delay in government funding could therefore have a material adverse effect on our business and financial results.

Managing our growth effectively may be difficult

   We are currently experiencing a period of significant expansion, which may be difficult to manage. Our growth has placed, and any further growth is likely to continue to place, a significant strain on our managerial, operational, financial and other resources. We have grown from 17 employees as of July 31, 1996 to 197 employees as of March 31, 1999. Our success will depend, in part, upon our ability to effectively manage any future growth. This will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls and to maintain close coordination among our technology development, accounting, finance, marketing, sales, and customer service and support departments. Our failure to successfully manage growth and to develop financial controls and accounting and reporting systems or to add and retain personnel that adequately support our growth would have a material adverse effect on our business and financial results.

We must expand our customer service and support department and it may be difficult for us to do so

   As we increase the number of colleges and universities we serve, we will require greater numbers of development personnel and account service representatives to ensure rapid and successful implementation of our solution. For these positions, we seek individuals with postgraduate degrees and we face great competition in hiring them. We may not be able to increase the size of our customer service and support department on a timely basis, or at all, and we may not be able to provide the high level of support required by our customers, especially during the initial implementation and development of our services. As of March 31, 1999, we had 79 individuals in various departments servicing our customers. In the past we have not experienced any difficulty providing customer support. Our failure to continue to provide a high level of customer support would have a material adverse effect on our business and financial results.

Our network infrastructure and computer systems may fail

   The continuing and uninterrupted performance of our network infrastructure and computer systems is critical to our success. Any system failure that causes interruptions in our ability to provide service to our customers or their students could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our solution to higher education providers or their students. An increase in the number of online campuses delivered through our servers could strain the capacity of our software or hardware, which could lead to slower response times or system failures. To the extent we do not successfully address any capacity constraints, such constraints would have a material adverse effect on our business and financial results.

   Our operations are dependent upon our ability to protect our computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, the failure of our telecommunications provider or our network backbone provider, which provides us with our Internet connection, to provide the data communications capacity and network infrastructure in the time frame we require could cause service interruptions or slower response times. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions or delays in the delivery of our solutions. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business and financial results.

Our network may be vulnerable to security risks

   Our success depends on our ability to provide superior network security protection and the confidence of our customers in that ability. Our system is designed to prevent unauthorized access from the Internet and, to date, our operations have not been affected by security breaks; nevertheless, in the future we may not be able to prevent unauthorized disruptions of our network operations, whether caused unintentionally or by computer "hackers." As such, disruptions may result in liability to us and harm to our customers, and our failure to prevent such disruptions would have a material adverse effect on our business and financial results.

Our success depends on maintenance and continued development of the Internet's infrastructure

   Our success depends, in large part, upon the maintenance of the Internet's infrastructure with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Web access and services as well as improved content. We depend on a single company, Frontier Globalcenter, Inc., to provide us a network backbone connection. Increases in the number of users, frequency of use or bandwidth requirements may strain the Internet's infrastructure and degrade the performance and reliability of the Web. Furthermore, the Web has experienced a variety of outages and delays as a result of damage to portions of its infrastructure, and any future outages or delays could adversely affect our online campuses. In addition, delays in the development or adoption of new standards and protocols that are designed to handle increased levels of activity, could reduce the viability of the Web. The infrastructure or complementary products or services necessary to maintain and enhance the Web as a commercial medium may never be developed. If the necessary infrastructure, standards or protocols or complementary products, services, or facilities are not developed, or if the Web does not continue to develop as a viable commercial medium, our business and financial results would be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could have a material adverse effect on our business and financial results.

If use of the Internet does not continue to grow, our business could be harmed

   Our success is highly dependent on the continued growth in the general use of the Internet. There can be no guarantee that the general use of the Internet will continue to grow. Several factors, including concerns related to security, cost and ease of use and access could limit future growth in Internet use, which could materially and adversely impact our business and financial results.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees

   We depend on our key personnel and may have difficulty attracting and retaining skilled employees. If we are unable to retain key personnel or attract new personnel, it could have a material adverse effect on our business. The loss of the services of any of our key personnel or our inability to successfully attract and retain qualified personnel in the future would have a material adverse effect on our business. Our future success depends on the continued service of Robert N. Helmick, our President and Chief Executive Officer. We maintain a life insurance policy on Mr. Helmick which has a face value of $1,000,000. The loss of the services of Mr. Helmick would have a material adverse effect on our business and financial results. Our success also depends on our ability to attract, motivate and retain highly-skilled managerial, sales and marketing, customer service and support and technology development personnel. Competition for such personnel in our industry is intense. We may not be able to retain our key employees or attract, motivate and retain additional key employees in the future. Our failure to retain these key employees would have a material adverse effect on our business and financial results.

We may expand internationally and become subject to risks of international operations

   We may expand our business internationally. In doing so, we would become subject to the risks of conducting business internationally, including:

  . unexpected changes in regulatory requirements (including the regulation of Internet access);

  . uncertainty regarding liability for information retrieved and replicated in foreign countries;

  . foreign currency fluctuations, which could result in reduced revenues and increased operating expenses;

  . tariffs and trade barriers;

  . potentially longer payment cycles;

  . difficulty in collecting accounts receivable;

  . foreign taxes; and

  . the burdens of complying with a variety of foreign laws and trade standards.

   We would also be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with our proposed international operations. The risks associated with any international operations could materially and adversely effect our business and financial results.

We must protect our intellectual property and proprietary rights

   Our success depends, in part, on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, trade secret laws, and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts to protect these rights, unauthorized parties may attempt to duplicate or copy aspects of our services or software or to obtain and use information that we regard as proprietary. Policing unauthorized use of the software underlying our services is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy in general will likely be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright, and trade secret protection may not be available in every country in which our products and services are made available online. Our proprietary rights and technology may not be adequate, and our competitors could independently develop similar rights and technology. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business and financial results.

   We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing services without incurring liability to third parties, and we are not aware of any disputes with third parties relating to competing intellectual property rights, we might not prevail in such disputes. Failure to prevail in one or more such disputes could impair our right to market our services, which, in turn, could have a material adverse effect on our business and financial results.

   To date, we have not been notified that our services infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim that our current or future services are infringing their proprietary rights.

WE MUST MONITOR AND PROTECT OUR INTERNET DOMAIN

   We currently hold various Internet domain names. Third parties may acquire substantially similar or conceptually similar domain names that decrease the value of our domain name and trademarks and other proprietary rights which may hurt our business. Domain names generally are regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net," and ".org" generic domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional "top-level" domains, which are the portion of a Web address that appears to the right of the "dot," such as "com," "gov" or "org." The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain name in the United States or in other countries in which we conduct business.

WE WOULD LOSE REVENUES, INCUR SIGNIFICANT COSTS AND POTENTIALLY LOSE CUSTOMERS IF OUR SYSTEMS DO NOT PROVE TO BE YEAR 2000 COMPLIANT

   The Year 2000 issue is concerned with whether computer systems will properly recognize date-sensitive information when the year changes to 2000. The issue arose because many computer programs were written using two digits rather than four to represent the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may interpret a date ending in "00" as the year 1900 instead of the year 2000. In addition, the year 2000 is a leap year, which may not be recognized accurately. In addition to our internally developed software, we use software and hardware developed by third parties for both our network and internal information systems. An incorrect date could result in failures of our systems or miscalculations causing disruptions to our operations, including, among other things, an inability to connect to the Internet, process transactions, send invoices or otherwise engage in normal business activities. We are in the process of testing our internal information technology and non-information technology systems, and have additionally retained an outside firm specializing in Year 2000 issues to analyze our Year 2000 issues. Based on our Year 2000 assessment to date, we believe that our system, and those on which we rely, are Year 2000 compliant. To the extent that our assessment is finalized without identifying any additional material non-compliant IT systems operated by us or by third parties, the most reasonably likely worst case scenario is a systemic failure beyond our control such as prolonged telecommunications or electrical failure. Such a failure could prevent us from operating our customers' online campuses and online courses. The primary business risk, in the event of such failure would include loss of revenue and customers. We are also subject to the risk of failure of third-party providers to be Year 2000 compliant, in particular those third-party providers that provide local access and long distance service. We rely on third party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired. We have obtained Year 2000 compliance certificates from all of our software vendors that provide system components, all firms that provide network bandwidth, and all providers of software development tools used in the creation of our product. These vendors are in the process of reviewing and implementing their own Year 2000 compliant programs. In addition, we provide a warranty to our customers regarding the Year 2000 compliance of our system, including our software and the interfaces necessary to deliver courses over the Internet. If we were to breach this representation, our customers would have the right to terminate their contracts with us upon 30 days notice and could potentially bring claims of mismanagement, misrepresentation or breach of contract; these claims and the related litigation could be costly and time consuming to defend. Our inability to timely correct, or to correct at all, a Year 2000 problem, would result in a material adverse effect on our business and financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

Any acquisitions or investments we make could be disruptive to our business, have adverse accounting consequences or be dilutive to our investors

   Although we have no present agreement or understanding relating to any material acquisition or investment, from time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses. If we buy a company, we could have difficulty in assimilating its operations, or assimilating and retaining its key personnel. These difficulties could disrupt our ongoing business and distract our management and employees. Also, acquisitions may result in a variety of accounting charges which would increase our reported expenses, including amortization of goodwill and the write off of acquired in-process research and development. Furthermore, we may incur debt or issue dilutive equity securities to pay for any future acquisitions or investments. As a result, any future business acquisitions or investments could have a material adverse effect on our business and financial results.

We may need additional capital in the future and it may not be available on acceptable terms, or at all

   We expect the proceeds of this offering, together with cash generated from operations and our current cash, cash equivalents and short term investments to meet our working capital and capital expenditure requirements for at least the next 12 months. However, after that time, we may need to raise additional funds to fund our operations, to finance the substantial investments in equipment and corporate infrastructure we will need for our planned expansion, to enhance and/or expand the range of services we offer, to increase our promotional and marketing activities, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition and international expansion activities. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, our business and financial results could suffer.

You will experience immediate and substantial dilution in the book value of your investment

   Purchasers of common stock in this offering will incur immediate and
substantial dilution of $   in the pro forma net tangible book value per share
of common stock from the assumed initial public offering price. Net tangible book value represents the amount of our tangible assets less our total liabilities. To the extent outstanding options and warrants to purchase common stock are exercised, there may be further dilution to investors, because most of our outstanding options and warrants have an exercise price below the initial public offering price. As of April 30, 1999, 2,559,627 shares of our common stock were issuable upon the exercise of outstanding stock options and warrants with a weighted average exercise price of $1.41 per share.

After this offering, our executive officers, directors and 5% or greater stockholders will still control all matters requiring a stockholder vote

   Currently, our existing officers, directors and 5% or greater stockholders (and their affiliates), in the aggregate, beneficially own approximately 78% of our outstanding capital stock. Upon consummation of this offering, this group will continue to own a majority of our outstanding capital stock. As a result, such persons, acting together, will have the ability to control the vote on all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, and might act in a manner inconsistent with the wishes of our other stockholders. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control.

FUTURE SALES BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

   9,010,764 shares of our common stock are eligible for resale after this offering immediately upon the expiration of 180-day lock-up agreements, subject in many cases to the volume limitations and other restrictions of Rule 144 under the Securities Act. Banc of America Securities LLC may, in its sole discretion, release all or some of the shares covered by these lock-up agreements. Sales of our common stock in the public market following this offering could adversely affect the market price of the common stock. See "Shares Eligible for Future Sale."

THERE HAS BEEN NO PRIOR MARKET FOR OUR STOCK, AND OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE

   Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our stock or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in any future trading market. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

OUR ANTI-TAKEOVER PROVISIONS COULD PREVENT A THIRD PARTY FROM ACQUIRING YOUR SHARES AT A PREMIUM TO THE MARKET PRICE

   Various provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders. For example, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Further, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock. Further, our directors may only be removed from office by the affirmative vote of the holders of a majority of our capital stock, and the removal must be for cause. Our certificate of incorporation provides that the board of directors may fill vacancies or increase the size of the board. Also, our bylaws do not allow stockholders to call a special meeting and place limits on their ability to make proposals for stockholder action or nominations for our board of directors.

                                USE OF PROCEEDS

   The net proceeds we will receive from the sale of the    shares of common
stock offered hereby are estimated to be $    ($    if the underwriters' over-
allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses and assuming an initial public
offering price of $    per share.

   We intend to use the net proceeds from this offering to fund anticipated operating losses, to substantially increase our promotional and marketing activities, and for other general corporate purposes, including adding personnel to expand our development and marketing capacities. In addition, a portion of the net proceeds may also be used for the acquisition of businesses, products, services or technologies that are complementary to those of eCollege.com. Although we have from time to time had discussions with companies in the online learning market regarding our acquiring or investing in their businesses, we have no present agreement or understanding relating to any material acquisition or investment. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds from this offering in short term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our capital stock since inception and we do not expect to pay any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999:

  . On an actual basis;

  . On a pro forma basis to reflect the automatic conversion of all outstanding shares of Series A, B and C mandatorily redeemable, convertible preferred stock into 6,225,611 shares of common stock upon the completion of this offering and the effectiveness of our reincorporation in Delaware; and

  . On a pro forma as adjusted basis to reflect to the sale of    shares
    common stock offered hereby, at an assumed initial public offering price
    of $    per share (after deducting the estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom.

   This table should be read together with the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                        March 31, 1999
                                                  -----------------------------
                                                             Pro     Pro Forma
                                                  Actual    Forma   As Adjusted
                                                  -------  -------  -----------
                                                          (Unaudited)
                                                  (in thousands, except share
                                                             data)
Mandatorily redeemable convertible preferred
 stock:
 Series A, mandatorily redeemable, convertible
  preferred stock, no par value; 132,000 shares
  authorized, issued and outstanding, actual; no
  shares authorized, issued or outstanding, pro
  forma and pro forma as adjusted................ $ 1,164
 Series B, mandatorily redeemable, convertible
  preferred stock, no par value, 326,833 shares
  authorized, issued and outstanding, actual; no
  shares authorized, issued or outstanding, pro
  forma and pro forma as adjusted................   6,686
 Series C, mandatorily redeemable, convertible
  preferred stock, no par value, 430,540 shares
  authorized, issued and outstanding, actual; no
  shares authorized, issued or outstanding, pro
  forma and pro forma as adjusted................  14,665
Stockholders' equity:
 Preferred stock, no shares authorized, issued or
  outstanding, actual; $0.01 par value, 5,000,000
  shares authorized, no shares issued and
  outstanding, pro forma and pro forma as
  adjusted.......................................
 Common stock, no par value, 50,000,000 shares
  authorized; 7,686,000 shares issued and
  outstanding, actual; $.01 par value 13,911,611
  shares issued and outstanding, pro forma; and
  $.01 par value,     shares issued and
  outstanding, pro forma as adjusted.............     469  $22,984
Additional paid-in capital.......................     --       --
Notes receivable.................................    (341)    (341)
Warrants and stock options.......................   2,336    2,336
Deferred compensation............................  (1,850)  (1,850)
Accumulated deficit.............................. (12,780) (12,780)
                                                  -------  -------   --------
  Total stockholders' equity..................... (12,166)  10,349
                                                  -------  -------   --------
    Total capitalization......................... $10,349  $10,349
                                                  =======  =======   ========

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999. We are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. The following is a summary of these additional shares of common stock:

  . 1,492,750 shares that could be issued upon the exercise of options outstanding as of March 31, 1999 at a weighted average exercise price of $1.38 per share;

  . 1,029,777 shares that could be issued upon exercise of outstanding warrants as of March 31, 1999 at a weighted average exercise price of $1.34 per share; and

  . 1,000,000 shares that can be issued to our employees who elect to buy stock in the future under our employee stock purchase plan.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 1999 was $10,348,719, or approximately $0.74 per share. Pro forma net tangible book value represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock into common stock. Without taking into account any other changes in the net tangible book value after March 31, 1999, other than
the sale of the shares offered hereby at an assumed offering price of $    per
share, our pro forma net tangible book value as of March 31, 1999 would have
been $   , or $    per share. The pro forma net tangible book value assumes
that the proceeds to us, net of offering expenses and underwriting discount,
will be approximately $   . This represents an immediate increase in net
tangible book value to existing stockholders attributable to new investors of
$    per share and the immediate dilution of $    per share to new investors.
The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................       $
 Pro forma book value per share before this offering................ $0.74
 Increase per share attributable to new investors...................
                                                                     -----
Pro forma net tangible book value per share after this offering.....
                                                                           ----
Dilution per share to new investors.................................       $
                                                                           ====

   The following table sets forth, on a pro forma basis as of March 31, 1999, the differences between existing stockholders and the new investors with respect to (1) the number of shares of common stock purchased from us, (2) the total consideration paid to us and (3) the average price paid per share by existing stockholders and by the new investors purchasing shares of common
stock in this offering, at an assumed initial public offering price of $    per
share. Underwriting discounts, commissions and other estimated offering expenses have not been deducted.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 13,911,611      %  $22,498,750      %      $1.62
New investors..............
                            ----------   ---   -----------   ---       -----
  Total....................              100%                100%      $
                            ==========   ===   ===========   ===       =====

   The foregoing discussion and tables assume no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after March 31, 1999.

   As of March 31, 1999, there were options outstanding to purchase 1,492,750 shares of common stock at a weighted average exercise price of $1.38 per share, warrants outstanding to purchase 1,029,777 shares of common stock at a weighted average exercise price of $1.34 per share, and 1,183,850 additional shares reserved for future grants under our stock option plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The data should be read in conjunction with the financial statements and the notes to such statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected financial data as of December 31, 1997 and 1998, for the period from July 26, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, are derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 is derived from audited financial statements not included elsewhere in this prospectus. The selected financial data at March 31, 1999 and for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indications of the results to be expected in the future. Please see Note 2 in the notes to financial statements for the method of computing pro forma basic and diluted net loss from continuing operations per share.

                           Period from
                          July 26, 1996
                           (inception)  Year Ended December     Three Months Ended
                             through            31,                 March 31,
                          December 31,  ---------------------  ---------------------
                              1996        1997        1998       1998        1999
                          ------------- ---------  ----------  ---------  ----------
                                                                   (Unaudited)
                              (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenue:
 Campus and course
  development fees......      $ --      $     628  $    1,086  $     155  $      325
 Student fees...........         22           400         579         93         286
                              -----     ---------  ----------  ---------  ----------
 Total revenue..........         22         1,028       1,665        248         611
Cost of revenue.........        110           528       2,065        236       1,188
                              -----     ---------  ----------  ---------  ----------
Gross margin............        (88)          500        (400)        12        (577)
Operating expenses:
 Selling and marketing..         25           106       3,394        237       1,321
 General and
  administrative........        249           768       2,509        450         717
 Development............         60           212       1,099        108         633
                              -----     ---------  ----------  ---------  ----------
 Total operating
  expenses..............        334         1,086       7,002        795       2,671
                              -----     ---------  ----------  ---------  ----------
Net loss from
 operations.............       (422)         (586)     (7,402)      (783)     (3,248)
Other income (expense),
 net....................         18           (29)        112         30         120
                              -----     ---------  ----------  ---------  ----------
Net loss from continuing
 operations.............      $(404)    $    (615) $   (7,290) $    (753) $   (3,128)
                              =====     =========  ==========  =========  ==========
Net loss from continuing
 operations applicable
 to common
 stockholders...........      $(404)    $    (674) $   (7,993) $    (881) $   (3,743)
                              =====     =========  ==========  =========  ==========
Basic and diluted net
 loss from continuing
 operations per common
 share..................      $ --      $   (0.11) $    (1.05) $   (0.12) $    (0.49)
                              =====     =========  ==========  =========  ==========
Weighted average common
 shares outstanding--
 basic and diluted......        --      6,161,946   7,612,045  7,444,549   7,674,345
                              =====     =========  ==========  =========  ==========
Pro forma net loss from
 continuing operations
 per common share--basic
 and diluted
 (unaudited)............                           $    (0.68) $   (0.08) $    (0.23)
                                                   ==========  =========  ==========
Pro forma weighted
 average common shares
 outstanding--pro forma
 basic and diluted
 (unaudited)............                           10,680,033  9,792,090  13,899,956
                                                   ==========  =========  ==========

   The following table is a summary of our balance sheet data. The pro forma column reflects the automatic conversion of our preferred stock into common stock, upon completion of this offering, and the pro forma as adjusted column
also reflects our receipt of the estimated net proceeds of the     shares of
common stock we are selling in this offering at an assumed initial public
offering price of $    per share, after deducting estimated underwriting
discounts and expenses.

                             December 31,              March 31, 1999
                          --------------------  ------------------------------
                                                                    Pro Forma
                          1996  1997    1998    Actual   Pro Forma As Adjusted
                          ----  -----  -------  -------  --------- -----------
                                            (Unaudited)
                                           (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............. $ 20  $ 208  $11,661  $ 9,927   $9,927    $
Working capital.......... (657)    58    9,577    8,679    8,679
Total assets.............  269    748   13,660   12,818   12,818
Long-term notes payable
 to related parties......  --     231      --       --       --
Total liabilities........  703    621    2,549    2,469    2,469
Mandatorily redeemable,
 convertible preferred
 stock...................  --   1,029   19,650   22,515      --
Total stockholders'
 equity (deficit)........ (434)  (902)  (8,539) (12,166)  10,349

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and notes attached to those statements included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" elsewhere in this prospectus.

Overview

   We are a leading provider of a complete solution that enables colleges and universities to deliver an online campus and courses over the Internet. Our integrated platform of software and services allows colleges and universities to outsource the creation, launch, management and support of a comprehensive online campus and courses. We typically create and deliver a complete online campus, including faculty and administration training, in 60 business days. We charge our customers an initial online campus and course development fee, an additional development fee for each incremental online course, and a per student fee for each enrollment in an online course. Our comprehensive solution allows colleges and universities to reach a large number of additional students and enables students to participate in courses at convenient times and from a variety of geographic locations. As of May 12, 1999, we had 80 contracts covering over 100 individual campuses. Student enrollments per year at these campuses are approximately 8.8 million. Since inception, our customers have purchased more than 1,500 online courses from us. During the Spring 1999 term, our customers had approximately 5,000 student enrollments in online courses provided by us.

   In 1996, we acquired Brecknet Internet Services, an Internet service provider doing business as ColoradoNet, for cash of $80,000 and a note payable of $129,000. In May 1997, we sold ColoradoNet to a third party due to our determination that the Internet service provider business did not complement our primary business focus of Internet education. The business of ColoradoNet has been treated as a discontinued operation. Please see the notes to our financial statements.

Revenue

   We primarily generate revenue from two sources:

  . An initial development fee to build an online campus and a specified number of courses, as well as incremental fees to build additional courses; and

  . Per student fees for each enrollment in an online course.

   We typically enter into multi-year contracts with colleges and universities to provide online learning solutions. These contracts specify the initial number of courses purchased as well as the price for additional courses. Our contracts do not require customers to guarantee any minimum number of student enrollments or to commit to developing any courses beyond the initial courses covered by the contract. The initial fee is fixed, covering development of the online campus as well as the initial number of courses. We recognize our initial fee as the online campus design services and course design services are performed. Subsequent incremental fees for additional courses are recognized as the design services are performed. Student fees are recognized ratably over the duration of the course.

   Our business model is based upon a number of factors, including increasing acceptance of online learning among colleges and universities, adding new customers, developing additional courses for our existing customers and increasing student enrollment in online courses. Through March 31, 1999, the majority of our revenue has been generated by fees for building campuses and courses, and, to a lesser extent, per student fees. We expect that both revenue streams will continue to grow, but that the per student fees will become larger than the development fees as the number of courses offered by our customers and the numbers of students in those courses continue to increase.

   In October 1998 we were awarded a grant of $1.8 million by the National Institute of Standards and Technology, a department of the U.S. Department of Commerce. We are entitled to receive payments under the grant as we perform research related to automated course content creation and organization, and tutoring delivery systems. Maximum payments under the grant are $750,000 in 1999, $550,000 in 2000 and $550,000 in 2001. To date we have not received, and there is no assurance we will ever receive, any material payments under the grant. We may apply for other grants in the future, although we have no present plans to do so.

Cost of Revenue

   Our cost of revenue consists primarily of employee compensation and benefits for development, course design, account management and technical personnel. We also allocate a portion of our occupancy and infrastructure costs to cost of revenue. To continue to execute our business plan, we intend to expand our operations, including our marketing, technical, operational and customer support resources.

Selling and Marketing

   The principal components of our selling and marketing expenses are employee compensation and benefits, advertising and travel. Other significant components include marketing collateral expenses, consulting fees and depreciation.

General and Administrative

   The principal component of our general and administrative expenses is employee compensation and benefits. Other components include facilities, depreciation, communications, professional and consulting fees and deferred compensation.

Development

   Development expenses consist primarily of employee compensation and related benefits for development personnel and related depreciation, occupancy costs and consulting fees.

Results of Continuing Operations

   We have incurred significant losses since our inception, resulting in an accumulated deficit of $9,036,572 as of December 31, 1998, and $12,779,696 as of March 31, 1999. We intend to continue to make investments in technology, which may involve the development, acquisition or licensing of technologies that complement or augment our existing services and technologies. We also intend to continue to invest heavily in marketing activities. Accordingly, we expect to incur significant operating losses for the foreseeable future.

   We experience fluctuations in our quarterly results due to the seasonality inherent in the academic calendar and due to the relatively fixed nature of our operating expenses.

   In view of the rapidly evolving nature of our business and our limited operating history, we believe that our revenue and other operating results should not be relied upon as indications of future performance.

Three Months Ended March 31, 1999 and 1998

   Revenue. Revenue increased to $610,957 for the three months ended March 31, 1999 from $248,514 for the three months ended March 31, 1998. Increases in revenue are due to an increased number of online campuses and courses developed, as well as increased student enrollment in online courses. Campus and course development fees represented 53% and 62% of total revenue for the three months ended March 31, 1999 and 1998, respectively. Student fees represented 47% and 38% of total revenue, respectively, for these same periods.

   Cost of Revenue. Cost of revenue increased to $1,187,599 for the three months ended March 31, 1999 from $236,236 for the three months ended March 31, 1998. Our cost of revenue increased primarily due to increased personnel costs, depreciation expense and sales commissions, which are payable upon the signing of a contract and upon our invoicing the customer for courses in excess of the number originally contracted for. These costs were approximately 194% and 95% of total revenue for the three months ended March 31, 1999 and 1998, respectively. Our operations and account management personnel increased to 79 as of March 31, 1999 from 29 as of March 31, 1998.

   Selling and Marketing. Selling and marketing expenses increased to $1,320,551 for the three months ended March 31, 1999 from $237,299 for the three months ended March 31, 1998. The increase was primarily due to increases in the number of selling and marketing personnel and increases in compensation and travel expense. Our selling and marketing personnel increased to 53 as of March 31, 1999 from 12 as of March 31, 1998. The increase in selling and marketing expenses also reflects an increase in advertising to $281,114 for the three months ended March 31, 1999 from $41,207 for the three months ended March 31, 1998.

   General and Administrative. General and administrative expenses increased to $716,784 for the three months ended March 31, 1999 from $450,240 for the three months ended March 31, 1998. The increase was primarily due to an increase in the number of general and administrative personnel to 28 as of March 31, 1999 from 13 as of March 31, 1998. In addition, outside consulting, professional fees, recruiting fees and travel expenses increased, reflecting our expanded business activities.

   Through March 31, 1999, we recorded aggregate deferred compensation totaling approximately $2.4 million in connection with the grant of certain options to employees. During the first quarter of 1999, we recorded aggregate deferred compensation in the amount of approximately $946,000 and in April 1999, we recorded an additional $400,000 of such deferred compensation. The deferred charge is being amortized over the vesting period of such options, which ranges from 2 to 5 years. Of the total deferred compensation, approximately $17,000, $18,000, $27,000 and $137,000 were amortized in the quarters ended March 31, June 30, September 30 and December 31, 1998, respectively, and approximately $103,000 was amortized in the first quarter of 1999. We expect approximate per quarter amortization in future years related to deferred compensation to be as follows:

         QUARTERS
          IN THE
           YEAR
          ENDED
         DECEMBER
           31,             AMOUNT
         --------   --------------------
         1999       $105,000 -- $160,000
         2000       $130,000 -- $140,000
         2001             $130,000
         2002             $120,000
         2003       $ 90,000 -- $120,000
         2004       $      0 -- $ 50,000


   Development. Development expenses increased to $633,502 for the three months ended March 31, 1999 from $107,404 for the three months ended March 31, 1998. The increase was primarily due to an increase in the number of development personnel to 37 as of March 31, 1999 from 9 as of March 31, 1998.

   Other Income (Expense). Other income (expense), which consists primarily of interest earnings on our cash and cash equivalents, increased to $119,896 for the three months ended March 31, 1999 from $29,920 for the three months ended March 31, 1998, primarily due to the completion of a private placement of equity securities in December 1998, which provided net proceeds of $11,938,955.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

   Revenue. Revenue increased to $1,665,069 for 1998 from $1,028,180 for 1997 and $22,464 for 1996. Increases in revenue are due to an increased number of online campuses and courses developed, as well as increased student enrollment in online courses. Campus and course development fees represented 65%, 61% and 0% of 1998, 1997 and 1996 total revenue, respectively. Per student fees represented 35%, 39% and 100%, respectively, of total revenue. We expect that per student fees will account for a greater percentage of total revenue in the future.

   Cost of Revenue. Since 1996, the growth in the number of online campuses and courses has resulted in increased cost of revenue. Cost of revenue increased to $2,064,909 for 1998 from $528,090 for 1997 and $109,974 for 1996.
Our cost of revenue increased in 1998 and 1997 primarily due to increased personnel costs, depreciation expense and sales commissions. Our operations and account management personnel increased to 65 from 21 and from 5 at December 31, 1998, 1997 and 1996, respectively. During 1998, cost of revenue was approximately 124% of total revenue. We have made investments in people and technology that will support higher revenue than our historical levels, which has resulted in a cost of revenue that exceeds current revenue. Since most of our costs are fixed and based on anticipated revenue levels, we believe our revenue will exceed our cost of revenue in the future.

   Selling and Marketing. Selling and marketing expenses increased to $3,394,000 for 1998 from $106,026 for 1997 and $25,474 for 1996. The increases in 1998 and 1997 were primarily due to increases in the number of sales and marketing personnel, which numbered 42, 5 and 0 at December 31, 1998, 1997 and 1996, respectively. In addition, we increased advertising expenditures to $1,096,843 for 1998 from $18,000 for 1997.

   General and Administrative. General and administrative expenses increased to $2,509,496 for 1998 from $767,812 for 1997 and $248,884 for 1996. The increases in 1998 and 1997 were primarily due to increases in the number of general and administrative personnel, which numbered 19, 7 and 6 at December 31, 1998, 1997 and 1996, respectively. In addition, outside consulting and professional fees, recruiting fees and travel expenses increased, reflecting our expanded business activities.

   During 1998, we recorded aggregate deferred compensation in the amount of approximately $1.4 million in connection with the grant of certain stock options during this period. Amortization of deferred compensation totaled approximately $200,000 during this period. No such deferred compensation was recorded prior to January 1, 1998.

   Development. Development expenses increased to $1,099,000 for 1998 from $212,052 for 1997 and $60,207 for 1996. The increases in 1998 and 1997 were primarily due to ongoing development and improvement of our current online learning solutions, as well as increases in the number of development personnel, which numbered 28, 8 and 2 at December 31, 1998, 1997 and 1996, respectively.

   Other Income (Expense). Other income, which is comprised primarily of interest earnings on our cash and cash equivalents, was $149,308 for 1998, $8,993 for 1997 and $27,001 for 1996. We completed private placements of equity securities in June 1997, February 1998 and December 1998, which provided net proceeds of $970,150, $5,978,000 and $11,938,955, respectively. Interest expense from notes payable and a bridge loan was $36,819 in 1998, $37,990 in 1997 and $9,186 in 1996. The notes payable and the bridge loan were repaid in 1998.

INCOME TAXES

   Income taxes will consist of federal, state and local taxes, when applicable. We expect significant net losses for the forseeable future that should generate net operating loss carryforwards. However, utilization of such prospective net operating loss carryforwards may be subject to certain limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. If we achieve operating profits and the net operating loss carryforwards have been exhausted or have expired, we may experience significant tax expense. We have recorded no provision or benefit for federal and state income taxes because we incurred net operating losses from inception through December 31, 1998. As of December 31, 1998 we had approximately $7,800,000 of federal and state operating net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2011. We have established a valuation allowance against the entire amount of our deferred tax asset because our management has not been able to conclude that it is more likely than not that we will be able to realize the deferred tax asset, due primarily to our history of operating losses.

LIQUIDITY AND CAPITAL RESOURCES

   Our cash and cash equivalents increased from $208,346 at December 31, 1997 to $11,661,186 at December 31, 1998. This net change occurred primarily because we raised $18,750,020 in proceeds from the sale of equity securities and incurred a net loss of $7,289,847 during 1998.

   Our investment in property and equipment during 1998 was $1,663,128. Installation of network infrastructure equipment, equipment for new employees and leasehold improvements related to expansions accounted for most of our capital expenditures in 1998. We intend to continue to make investments in these types of equipment and property, although we have no material commitments to do so.

   We have financed the majority of our operations through the issuance of equity securities. We have sold common stock and preferred stock generating aggregate proceeds of $19,764,686 from inception through December 31, 1998.

   We expect to experience substantial negative cash flow from operating activities for at least the next few years as we make significant investments in corporate infrastructure for our planned expansion, to enhance and/or expand the range of services we offer and to increase our promotional and marketing activities. We believe that the net proceeds from the sale of common stock offered hereby, together with our current cash, cash equivalents and short-term investment balances and cash generated from operations, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. After that time our operating and investing activities may require us to obtain additional equity or debt financing. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products and technologies to consummate potential acquisitions, we may need additional equity or debt financing in the future.

   Without regard to this offering, management believes that cash on hand and other sources of liquidity at March 31, 1999 are sufficient to fund the Company's operations through at least March 31, 2000, albeit at significantly lower levels of activities.

YEAR 2000 ISSUES

   The Year 2000 issue is concerned with whether computer systems will properly recognize date-sensitive information when the year changes to 2000. The issue arose because many computer programs were written using two digits rather than four to represent the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may interpret a date ending in "00" as the year 1900 instead of the year 2000. In addition, the year 2000 is a leap year, which may not be recognized accurately. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer programs or hardware, including, among other things, an inability to connect to the Internet, process transactions, send invoices or engage in normal business activities. As a result, many companies and individuals must upgrade or replace their computer systems to avoid "Year 2000" issues.

   The software and hardware we use to manage our business has substantially all been purchased or developed by us within the last 30 months. While this does not uniformly protect us against Year 2000 exposure, we believe that our information technology is not based upon "legacy" hardware and software systems. "Legacy system" is a term often used to describe hardware and software systems that were developed in previous decades when there was less awareness of Year 2000 issues. Generally, hardware and software design within the current decade, and the past several years in particular, has given greater consideration to Year 2000 issues. All of the software code we have internally developed to manage our network and to develop courses, for example, is written with four digits to define the applicable year.

   We are in the process of testing our internal information technology and non-information technology systems. Internal information technology includes our production and operational software and hardware. Non-information technology refers to elements outside our operations and production environment. We have a dedicated Year 2000 project manager and our own personnel have performed all of the testing we have completed. To date, we have completed our initial testing of our internally developed information technology and non-information technology software. Our initial testing produced no results that would lead us to believe such software is not Year 2000 compliant. Nevertheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems. To confirm our results, we retained an outside firm specializing in Year 2000 issues. This firm has completed two out of three phases on the project and has found no material non-compliant systems operated by us. The final phase of their analysis is expected to be complete by June 30, 1999.

   In addition to our internally developed software, we use software and hardware developed by third parties both for our network and internal information systems. We may be affected by Year 2000 issues related to non-compliant information technology ("IT") systems or non-IT systems operated by third parties. We have conducted testing of such third-party software and hardware to determine Year 2000 compliance. Our testing included over 200 check points and has produced no results that would lead us to believe such software is not Year 2000 compliant. In addition, we have completed the process of obtaining certifications from our key vendors to ensure that their hardware and software is Year 2000 compliant. Based on our initial evaluation of our list of material software and hardware providers, we believe that these providers are presently compliant or are reviewing and implementing their own Year 2000 compliance programs. We intend to work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

   We rely on third party network infrastructure providers to gain access to the Internet. We also rely on other third party providers such as utilities who provide electricity to our physical facilities. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity, for example, could be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

   Moreover, our users' success in maintaining Year 2000 compliance is also significant to our ability to generate revenue and execute our business plan. Interruptions in our users' services and on-line activities caused by Year 2000 problems could have a material adverse effect on our revenue.

   We expect to substantially complete our Year 2000 compliance program, including any necessary remediation measures, by June 30, 1999. Other than the cost of the outside consulting firm, which we do not expect to exceed $75,000, we have not incurred any significant expenses to date and we are not aware of any material costs associated with our anticipated Year 2000 efforts. Costs or other amounts incurred in connection with Year 2000 issues have been expensed or will be expensed as they occur. However, if we, a significant number of our users, our providers of hardware and software or our third-party network or utility providers fail to remedy any Year 2000 issues, we would experience a material loss of revenue that could materially adversely affect our business, results of operations and financial condition. We would consider an interruption in our ability to provide our services to be the most likely result of any failure by us, or failure by the third parties upon whom we rely, to achieve Year 2000 compliance. Presently, we are unable to reasonably estimate the duration and extent of any such interruption, or quantify the effect it may have on our future revenue. In addition, we provide a warranty to our customers regarding the Year 2000 compliance of our system, including our software and the interfaces necessary to deliver courses over the Internet. If we were to breach this representation, our customers would have the right to terminate their contracts with us upon 30 days notice. To the extent that our assessment is finalized without any additional material non-compliant IT system operated by us or by third party vendors, the most reasonably likely worst case scenario is a systemic failure beyond our control, such as prolonged telecommunications or electrical failure. Such failure could prevent us from operating our business and prevent users from accessing our customers' online campuses and courses. The primary business risk in the event of such failure, would include, but not be limited to, loss of revenues and loss of customers. We are currently developing a contingency plan to ensure the continuity of our core business processes in the event of a Year 2000-related failure of our systems and to mitigate any interruption in our services. The contingency plan includes an analysis of the business operations, communications requirements, staff availability, plan execution authorities and triggers, and plan process. The plan focuses on but is not limited to the most complicated recovery situation. We expect that the plan will include a determination of the critical core processes that would be at risk during a system failure. The plan will also prioritize the areas where resources should be applied. To date, the costs of developing the plan have not been material. Although future costs are difficult to estimate, we do not currently expect that such costs will be material.

Quantitative and Qualitative Disclosures about Market Risk

   Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to adverse changes in financial market prices and rates. We are, or may become, exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States Dollar. These exposures are directly related to our normal operating and funding activities. Historically and as of December 31, 1998, we have not used derivative instruments or engaged in hedging activities.

Interest Rate Risk

   We manage interest rate risk by investing excess funds in cash equivalents and short-term investments bearing variable interest rates, which are tied to various market indices. As a result, we do not believe that near-term changes in interest rates will result in a material effect on our future earnings, fair values or cash flows.

Foreign Currency Risk

   We may enter into contracts where we pay or a third party pays us in a foreign currency. This would expose us to changes in exchange rates. Changes in the foreign exchange rates may positively or negatively affect our financial position, results of operations or cash flows. We do not believe that near-term changes in exchange rates will result in a material effect on future earnings, fair values or cash flows, and therefore, have chosen not to enter into foreign currency hedging instruments. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the foreign exchange rates.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of such software. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our 1999 financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). We are required to adopt SFAS No. 133 in the year ended December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

                                    BUSINESS

Overview

   eCollege.com, formerly Real Education, Inc., is a leading provider of a complete solution that enables colleges and universities to deliver an online campus and courses over the Internet. Our integrated platform of software and services allows colleges and universities to outsource the creation, launch, management and support of a comprehensive online campus and courses. We typically create and deliver a complete online campus, including faculty and administration training, in 60 business days. We charge our customers an initial online campus and course development fee, an additional development fee for each incremental online course, and a per student fee for each enrollment in an online course. Our comprehensive solution, which includes design, development, management and hosting of online campuses and courses as well as ongoing customer support, allows colleges and universities to reach a large number of additional students and enables students to participate in courses at convenient times and from a variety of geographic locations. As of May 12, 1999, we had 80 contracts covering over 100 individual campuses. Since our inception in 1996, our customers have purchased more than 1,500 online courses from us. During the Spring 1999 term, our customers had approximately 5,000 student enrollments in online courses provided by us.

Market Opportunity


   The market for higher education is large and growing. The U.S. Department of Education estimates that more than $200 billion is spent annually in the higher education market and that more than 14.5 million students were enrolled in colleges and universities in 1998. We believe that a growing demand for skilled labor, a larger population of potential students and the economic value of post-secondary education to students will continue to drive demand for higher education over the next decade. Moreover, a change in demographics has resulted in a greater percentage of older students. International Data Corporation estimated that for 1996, adults over 24 years of age comprised approximately
6.2 million, or 43.5%, of the students enrolled in higher education programs. The U.S. Bureau of Census estimates that approximately 75% of students over the age of 24 work while attending school. This growing population of older students has caused colleges and universities to alter their approach to traditional education to meet the different needs of this population.

   The Internet's universal accessibility and real-time interactive nature make it an ideal platform for distance learning. Accordingly, distance learning has become a fast growing segment of the education marketplace. International Data Corporation estimated that the number of Web users worldwide would exceed 95 million by the end of 1998 and will grow to over 320 million by the end of 2002. Online learning allows students to participate in courses at times that are convenient for them and from a variety of geographic locations, including satellite campuses or their own homes. Colleges and universities are experiencing increased demand for online learning and are increasingly recognizing that online learning allows them to reach more students, presenting additional revenue opportunities. International Data Corporation also estimates that approximately 85% of higher education institutions will offer distance learning courses by 2002 and that the number of students taking such courses will increase by more than 30% per year through 2002.

   Despite this projected growth, colleges and universities face several challenges in delivering high quality online courses. Effective online learning requires that students receive a learning experience of comparable quality, content and student/faculty interaction to an on-campus education. A college or university may attempt to develop an online education solution internally, creating its own software or purchasing software components from a vendor. However, we believe that many colleges and universities have found internally developed solutions to be time-consuming, expensive and difficult to implement. As a result, a growing number of colleges and universities are outsourcing the development and maintenance of their online campus and courses.

The eCollege.com Solution

   Our solution is designed to meet the online learning needs of colleges and universities and their students. The eCollege.com solution has the following key elements:

   Comprehensive Services. We provide a comprehensive suite of services, including design, development, management and hosting of online campuses and courses, as well as ongoing customer support. Our account service representatives serve as the point of contact for all services provided to customers and facilitate the efficient development and growth of an online campus. The account service representatives work with college and university administrators to design a unique online campus which replicates key services of a physical campus, including admissions, registration, bookstore, library, academic advising, career counseling, student union, bursar's office and financial aid services. We also provide ongoing service and training to our customers through a technical support staff and an online help desk. We host the online campus on our reliable infrastructure, achieving nearly 100% uptime. We believe our integrated software and services offer the most comprehensive solution to colleges and universities seeking to outsource the development, delivery and maintenance of their online campus and courses.

   Rapid, Cost-Effective Development of Online Campuses. We can build an online campus for a college or university, typically within 60 business days. Our initial development fee of $30,000 includes the online campus and ten courses. We believe most colleges and universities would incur substantially greater costs to develop a comparable solution internally.

   Easy Online Course Development. We work with faculty members to convert courses into effective presentations designated for delivery over the Internet using an array of course design tools and support services. Our automated, user-friendly authoring tools enable faculty, with little or no programming experience, to easily develop and update their courses through a standard Web browser. We believe that ease of use by the faculty and the availability of our technical support services are critical to achieving faculty acceptance of our solution.

   Easy to Use, Online Learning Environment. The customized online campuses and courses are easy for students and faculty to use. A student can access our system with a Pentium 75 megahertz computer with a 28.8 kilobits-per-second modem and a standard Web browser. The online campus includes easily navigable screens, as well as highly customizable courses and student services. Our system allows the use of rich multimedia content, including video and audio clips, and a variety of interactive learning tools. Our high capacity, fully-redundant infrastructure helps to ensure availability of the online campus and convenient "anytime/anywhere" delivery of courses. Our customer support personnel are available 24 hours a day, seven days a week.

   Standard, Scalable Technology. We integrate industry standard, open technology to provide a scalable and reliable delivery system. We have made significant investments in our infrastructure and technical support to ensure the reliability and scalability of our solution. We utilize multiple or "redundant" high bandwidth sources for Internet connections. We also employ groups of servers arranged such that they work together so that the failure of a single server can be recovered by others in the cluster. Further, we use fault-tolerant storage technology that allows the system to keep working in the event of hardware or software faults as well as load distribution capabilities that evenly distribute traffic across group servers.

Growth Strategy

   Our objective is to become the leading provider of outsourced online learning solutions for colleges and universities and for providers of continuing education and corporate training worldwide. The key elements of our growth strategy are:

   Add Additional Colleges and Universities. In order to capitalize on the significant interest from colleges and universities, we increased our sales force from 4 to 40 in mid-1998 and have entered into more than 50 new contracts since then. Using a focused regional approach, we are now actively targeting more than 3,000 colleges and universities. In addition, we intend to further develop the eCollege.com brand and reputation by increasing our marketing efforts, including increased use of print and online media advertising and greater participation at trade shows and executive speaking engagements. We believe our larger sales force and an increased marketing effort will enable us to further penetrate the higher education market.

   Increase Course Offerings and Enrollments with Existing Customers. In order to increase course offerings and student enrollments, we recently announced a $12 million grant and scholarship program. This program is designed to increase the number of degree courses offered online by offering free online campus and course design to selected colleges and universities. It is also designed to increase the number of online students by offering tuition scholarships to selected students.

   Further Develop Relationships with Existing Customers. We seek to build long-term relationships with colleges and universities and their faculties so that the online campus becomes an important extension of the college or university. We invest heavily in course deve lopment personnel and technology and work closely with faculty to ensure easy-to-implement, high quality courses. Our account service representatives are available to assist faculty and administrators on an ongoing basis. To further develop the relationships with our customers' faculty, we recently developed faculty.com, a website focused on faculty issues relating to online learning. We believe that development of long-term relationships with our customers will help us to penetrate additional departments within the college or university, and will create a strong barrier to exit.

   Enter New Markets. We currently focus on North American colleges and universities, but also intend to offer our integrated software and services to the continuing education and corporate training markets. Accordingly, we are actively marketing to selected continuing education providers, corporate training companies and trade and professional associations. Although we currently do not operate internationally, we will evalu ate international expansion opportunities as they arise.

eCollege.com Customers

   We target more than 3,000 colleges and universities in the United States and Canada. We first began delivering courses in 1996 to the University of Colorado. In mid-1998, we significantly increased our sales force and have entered into more than 50 new contracts since then. Our management team and sales force have significant experience in the education industry, which we believe will continue to be a key factor in our ability to increase our customer base. The following list demonstrates the geographic diversity of some of our well- known customers: University of Colorado, Seton Hall University, Eastern Michigan University, University of Pennsylvania, Connecticut State University System, Keller Graduate School of Management, Rutgers University, The University of North Carolina at Greensboro, California State University-- Hayward, The University of Montana and The University of Wyoming. The University of Colorad
o accounted for 11% of our revenue in the first quarter of 1999, 21% of our revenue in 1998, 62% of our revenue in 1997 and 93% of our revenue in 1996. In addition, we have contracts with several providers of continuing education and corporate training, including DeVry/Becker Educational Development Corp., Earth Tech, Inc., National Association of Realtors and Palmer Chiropractic University Foundation d/b/a Palmer Institute for Professional Advancement.

eCollege System

   The eCollege System is made up of four components that are integrated and scalable: eCollege Campus, eCollege Course, Course Manager and Administrative Reports. The eCollege Campus serves as the entry point for students, faculty and administrators to enter the eCollege System. With a valid password, students, faculty and administrators can also access the eCollege Course. Faculty can access the Course Manager to create and update online course material, while administrators can access the Administrative Reports to review and sort student information.


               Graphic depicting components of eCollege System:

                             eCollege System (SM)

                        Students/Faculty/Administrators


                      Web Browser

                             eCollege Campus (SM)

             -----------------------------------------------------
             * Welcome Page               * Tuition & Fees
             * Course Catalog             * Technical Requirements
             * Admissions                 * Academic Information
             * Registration               * Financial information
             -----------------------------------------------------

                              ------------------
                              Restricted Access:

                              Password Required
                              ------------------

                             --------------------
                             eCollege Course (SM)

                             * Personal Homepage
                             * Message Center
                             * Multimedia Support
                             * Add/Drop Courses
                             * Class Email

                        * Testing Functions
                             * Learning Tools
                             --------------------

--------------------------------------      ------------------------------------
           Course Manager                           Administrative Reports

* Administer communications tools           * Student records: payment history
* Administer assessment tools                 payment status and grades
* Upload text, graphics and multimedia      * Database of college and
--------------------------------------        university specific inquiries
               Faculty                      * Bulk email notification
                                            ------------------------------------
                                                       Administrators


   eCollege Campus. The eCollege Campus is the initial entry point for all student, faculty and administrative services, including online admissions and registration, as well as the entry point t
o access the password protected
eCollege Course, which contains the online courses and course material. We design each eCollege Campus to be easy to use and to reflect a college's distinctive character and unique preferences. We also design each eCollege Campus to replicate the key services available on-campus.

   Below and on the following page are examples of eCollege Campuses for the University of Colorado and Seton Hall University.


                   [Picture of web page from "cuonline.edu," the online campus of University of Colorado, appears here]

                [Picture of web page from "setonworldwide.net," the online campus of Seton Hall University, appears here]


   eCollege Course. After entering the password protected eCollege Course, an individual views a customized personal homepage. This page is unique for each student, faculty member or administrator and offers access to several features and services, including add/drop functions, account balance information, the online bookstore and personal emails. The personal homepage also lists each course in which a student is currently enrolled and provides an online tutorial. The eCollege Course presents course material online with features that enable faculty to track and manage student progression through a course. The eCollege Co urse also emphasizes student-to-faculty and student-to-student communication. Faculty members may use a variety of online teaching tools to conduct courses. Each online course begins with an introduction to the course and incorporates an audio or video presentation (using streaming technology--a new industry standard for delivering audio or video files through the Internet immediately as the files are downloaded through the Internet) introducing the faculty member. Within the eCollege Course, faculty members can create, administer and score a variety of types of exams. Faculty members are also able to incorporate multimedia capabilities to enhance presentations.

   Course Manager. Our course developers use the Course Manager to build online courses and materials. The Course Manager also provides faculty with an organized format to display content while offering design flexibility in the use of communications and assessment tools in their courses. After minimal training, faculty can use the Course
Manager to create and update their own
course material in real time. This functionality encourages faculty to continually improve and update their courses, leading to better quality courses and materials for students.

   Administrative Reports. The Administrative Reports capture and display student information for college and university officials and administrators. Our customers can sort information by class code, student name, city or state or the registrant's Internet provider. Further, the Administrative Reports maintain faculty and student evaluations and offer the ability to broadcast email messages to any group, based on enrollment classifications, demographics or other characteristics.

Additional eCollege.com Support and Services

  We support the development of the online campus and courses with account service representatives, course developers, instructional design consultants and a help desk. We believe that providing attentive service is a key competitive advantage and will be an important factor in achieving market acceptance and maintaining long-term relationships with colleges and universities.

   Account service representatives. Account service representatives are responsible for implementation and management of our customer contracts and for overseeing all services provided to our customers. Account service representatives facilitate the efficient development and growth of the online campus, frequently consult with college and university administrators and serve as a point of contact for all services. The account service representatives gather information regarding the distinctive character and preferences of each college or university and serve as a liaison to our design and technology teams. After the online campus is built, the account service representatives assist the customer with ongoing maintenance issues and manage all aspects of our relationship with the college or university. In addition to a base salary, these representatives earn a commission when our customers purchase courses in excess of the number stated in the initial contract.

   Course developers. Our course developers help faculty build online courses using content provided by faculty. Course developers input the content into the Course Manager to build an online course to the faculty member's specifications. We offer a studio for faculty to record lectures and our course developers work with our audio and video group to create multimedia content for online courses. Faculty can also send audio and video clips to us and we will insert the media into online courses.

   Instructional design consultants. Our instructional design consultants train faculty, provide written and multimedia resources and work individually with faculty to help them present their material in an attractive online format. In addition, they consult with faculty and our research and technology teams to generate ideas for improving our course delivery system.

   Help desk. Our help desk provides technical support to students and faculty using the eCollege System. The help desk is available through email and telephone 24 hours a day, seven days a week.

Sales and Marketing

   Sales. We target more than 3,000 colleges and universities in the United States and Canada. We have a sales force of 40 individuals, most with a background in education and/or technology. Our sales force covers 27 regions throughout the entire continental United States and Canada, and a National Accounts Manager covers 50 colleges and universities which we consider strategic because of their size or academic reputation. We divide the United States and Canada into three geographic areas, each managed by a regional vice president who is responsible for approximately 10 smaller regions. These regions are covered by regional managers who are located within the territories they serve. Their assignments and objectives include:

  . working with our marketing department team to develop awareness of our services in each manager's region;

  . developing the initial business relationship with the roughly 100 colleges and universities in their region; and

  . broadening the business relationship by working with additional departments in a given college or university.

   The sales process is based on leads generated by the regional managers, inquiries to the website and through attendance at conferences or trade shows. After a lead is generated, the regional manager qualifies each prospect. We typically give each prospect access to a demonstration course and make an appointment for a presentation. Each presentation includes an online or CD-ROM demonstration of our system. Subsequent presentations may be scheduled with faculty and other interested parties. Once a contract is signed, we begin implementation of the online campus.

   We are also pursuing opportunities in the continuing education and corporate training markets. We recently transferred two individuals to focus on continuing education, corporate training and trade association customers and prospects. These corporate sales managers respond to inquiries from customers and prospects, work with our marketing department to increase awareness of our services and proactively develop relationships with additional providers of continuing education and corporate training.

   Marketing. We market our solution through a combination of print and online media advertising, trade shows and direct marketing to promote our services to colleges and universities. Our website has been designed as our primary marketing communications tool, incorporating a demonstration of the eCollege System, information on industry trends, market research, webcasts from industry experts, and other important events in online learning. We also advertise in industry periodicals such as The Chronicle of Higher Education to address key decision-makers in our target market, generally senior administrators, faculty and IT administrators. We continue to strengthen our brand identity by participating in trade shows, conferences and executive speaking engagements. Finally, we hold online learning symposiums to build market awareness and identify qualified prospects.

   We market to students through our website, which highlights the benefits of online learning and provides students with information on online higher education alternatives. We intend to continue to develop our website for students as an important source for their online learning needs. We also intend to market to faculty through faculty.com, a website focused on faculty issues relating to online learning.

   We provide our customers with additional marketing support to drive enrollment of online students, including:

  . an instructional enrollment marketing kit for our customers including media plans, sample advertisements and public relations and Web marketing strategies;

  . pamphlets distributed on campus;

  . marketing consulting services;

  . international promotion and recruitment; and

  . awareness of advanced degree, continuing education and corporate training alternatives.

   We recently announced a twelve million dollar grant and scholarship program dedicated to increasing the number of degree courses currently offered online and increasing the number of students pursuing an online education. Grants will be awarded, at our discretion, to institutions based on demonstrated commitment to a quality online degree program, the number of current and potential students, the institution's unique approach to online learning and other factors. Scholarships will be awarded based on a variety of student characteristics, including financial need and scholastic aptitude.


Technology

   Our technology strategy is to employ the best available software on stable and scalable platforms. The eCollege System consists of widely known off-the-shelf components combined to create a proprietary architecture. We use Microsoft NT 4.0 as our operating system for both our development and production environments. Our course content storage architecture is based on Microsoft SQL Server, version 6.0. Our webserver component, as well as our authentication systems, are provided by the Microsoft Commercial Internet System. The proprietary elements of the eCollege System are based on a combination of Microsoft programming languages, including Visual Basic, Active Server Pages and Web Classes. The eCollege System is load balanced using Microsoft's Windows Load Balancing Services, resulting in a scalable delivery system.

   The eCollege System is delivered from a centralized webserver to our customers. We have made a substantial investment in fault-detection, fault-handling and general system uptime enhancements, resulting in a highly reliable Web hosting infrastructure. Our server hardware consists of Hewlett Packard servers, using Intel microprocessors, typically configured with twin processors and one gigabyte of memory. All primary servers contain backup network cards and power supplies which eliminate the possibility of a single point of failure in our servers and decrease their downtime, as well as fault-tolerant disk storage solutions for added redundancy. Our service contracts with Hewlett Packard include a four-hour hardware response time. Our database servers contain the latest clustering technology that uses a combination of Hewlett Packard hardware and Microsoft software technologies for scalability and speed. Finally, we maintain sophisticated "firewall" technology manufactured by Netscreen to protect against security breaches and "hackers." This firewall technology consists of a device designed to prevent service to unauthorized users and to minimize known vulnerabilities to system security.

   Our network engineering infrastructure generally follows a traditional co-location model. Currently, all of our primary servers are co-located at an independent facility operated by Frontier Globalcenter in Sunnyvale, California. This facility ensures us a minimum of ten megabyte connection to the Internet. In addition, we maintain a backup data center in Denver, utilizing a redundant fiber optic connection to another tier one service provider, Cerfnet/AT&T. Additionally, our bandwidth is scalable to accommodate unforeseen spikes in user activity. Our current Internet backbone employs both DS-3 ATM and OC-3c to OC-12c packet over SONET links. For increased reliability, we outsource fully-redundant components using state-of-the-art technology from leading industry vendors. Our outsourced digital distribution architecture is comprised of more than 60 high-speed private peering network connections to major Internet carriers such as MCI Worldcom, Sprint and AT&T. In addition, it provides high-speed links to eight Internet exchanges with over 100 public peering arrangements, geographically dispersed Media Distribution Centers and intelligent end-user routing software.
Competition

   The online learning market is quickly evolving and is subject to rapid technological change. Although the market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. We believe that the principal competitive factors in our market include:

  . the ability to provide an online solution meeting the needs of colleges, universities and students;

  . quality and performance of online learning solutions;

  . service features such as adaptability, scalability and ability to integrate other technology-based products;

  . quality of implementation and service teams;

  . company reputation; and

  . pricing.

  Our competitors vary in size and in the scope and breadth of the products and services they offer. Competition is most intense from colleges' and universities' internal information technology departments. Some colleges and universities construct online learning systems utilizing in-house personnel and creating their own software or purchasing software components from a vendor. We also face significant competition from a variety of companies including: (1) other companies which seek to offer a complete solution including software and services, (2) software companies with specific products for the college and university market, (3) systems integrators and (4) hardware vendors.

   Other competitors in this market include a wide range of education and training providers. These companies use video, cable, correspondence, CD-ROM, computer-based training, and online training.

   We believe that the level of competition will continue to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we can. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures we face. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business and financial results.

Proprietary Rights and Technology

   Although our business model and the services we provide define our business, our software and our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property are also very important to our success. We rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have applied for the registration of certain of our trademarks and service marks in the United States, including "eCollege.com" and our logo. In addition to our Internet domain name, we also license and may license in the future, certain of our proprietary rights, such as trademarks, technology or copyrighted material, to third parties. See "Risk Factors--We must protect or intellectual property and proprietary rights."

Employees

   As of March 31, 1999, we employed 197 people. None of our employees is subject to any collective bargaining agreements, and we consider our relations with our employees to be good.

Facilities

   Our corporate headquarters are located in Denver, Colorado. The headquarters facility encompasses approximately 44,000 square feet and is leased for three years. The lease expires on June 30, 2002. We believe our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The executive officers, directors and key employees of eCollege.com as of April 30, 1999 are as follows:

            Name               Age                    Position
            ----               ---                    --------
Executive Officers and
 Directors
Robert N. Helmick............   41 Chairman, President and Chief Executive
                                   Officer

Jonathan M. Dobrin...........   27 Vice President, Chief Technology Officer and
                                   Director

Charles Schneider............   41 Executive Vice President
Steven M. Singer.............   44 Vice President, Finance and Administration
                                   and Chief Financial Officer

John V. Helmick..............   40 Vice President, Corporate Services

Mark J. Fine.................   43 Vice President, Sales

Ray Henderson................   35 Vice President, Product Systems & Technology

Kevin L. Johnson.............   38 Vice President, Business Development

Daniel H. Meitus.............   43 Vice President, Marketing

James N. Sigman..............   37 Vice President, Accounts and Services

Jack W. Blumenstein (1) (2)..   55 Director

Christopher E. Girgenti (1)     35 Director
 (2).........................

Jeri Korshak (1) (2).........   44 Director

Oakleigh Thorne..............   41 Director

Key Employees
Bradley V. Felix.............   25 Vice President, Systems Development

Denise LaBier Pilkington.....   36 General Counsel

James R. Nollsch.............   26 Vice President, Web Development

Ginger Smith.................   39 Controller

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

   Robert N. Helmick founded eCollege.com in July 1996 and has served as our Chairman of the Board, President and Chief Executive Officer since our inception. Mr. Helmick founded and served as Chief Executive Officer of Helmick and Associates, International, a consulting firm for higher education from 1990 through 1996. During that time, he served on the Board of Trustees of several universities. Previously, he practiced law with Bradshaw, Fowler, Proctor and Fairgrave, a law firm in Des Moines, Iowa, from 1982 through 1990. Mr. Helmick received a JD from the University of Southern California Law School and a BA from Drake University. Mr. Helmick is the brother of John V. Helmick, our Vice President, Corporate Services.

   Jonathan M. Dobrin has served as our Vice President and Chief Technology Officer since August 1998. Mr. Dobrin also served as our Vice President and Chief Operating Officer from July 1996 through July 1998. Mr. Dobrin has served as a director since 1997. He founded and served as Vice President of Real Information Systems LLC, a company that specialized in the development and deployment of premium Web sites, from October 1994 through July 1996. From June through October 1994, Mr. Dobrin was pursuing personal interests. Mr. Dobrin received a BA from the University of Vermont.

   Charles Schneider has served as our Executive Vice President since June 1999. From March 1994 to June 1999, Mr. Schneider was employed by Oracle Corporation, initially as Vice President, Oracle Vertical Markets

& Solutions, and then as Senior Vice President, Consumer Sector. As Senior Vice President, Consumer Sector, Mr. Schneider was responsible for product and service definition, including identification of strategic acquisitions and partnerships, and product marketing and positioning. Additionally, Mr. Schneider created the marketing, sales, strategy and consulting organizations worldwide for Oracle Corporation's business in the consumer sector. As Vice President, Oracle Vertical Markets & Solutions, Mr. Schneider was responsible for building and leading a team to create Oracle's vertical industry strategy and program. Mr. Schneider received an MBA from New York University and a BS from Drexel University.

   Steven M. Singer has served as our Vice P resident, Finance and
Administration and Chief Financial Officer since December 1997. Mr. Singer has served as our Treasurer since January 1998 and served as a director from June 1997 to January 1999. Mr. Singer was an investment banker with McDonald & Co. from July 1997 through December 1997, with The Chicago Corporation (now ABN AMRO, Inc.) from October 1994 through July 1997 and with Dain Bosworth from April 1991 through October 1994. He received a BBA and an MBA from the University of Wisconsin. Mr. Singer is a Certified Public Accountant.

   John V. Helmick has served as our Vice President, Corporate Services since March 1999. Mr. Helmick has served as our Secretary since our inception. He also served as a director from our inception through January 1999, as our General Counsel from August 1996 through March 1999 and as our Treasurer from our inception through January 1998. Mr. Helmick was an attorney specializing in corporate finance and securities regulation with Hershner, Hunter, Moulton, Andre ws & Neill in Eugene, Oregon from 1993 until joining the Company in 1996.
Mr. Helmick received a JD from Yale Law School and a BBA from the University of Texas at Austin. Mr. Helmick is the brother of Robert N. Helmick, our Chairman, President and Chief Executive Officer.

   Mark J. Fine has served as our Vice President, Sales since October 1997. From August 1980 through April 1996, he held various positions at Columbine JDS, a leading provider of software and services to the broadcasting and cable industries, including Vice President, Corporate Development, Vice President, Director of Automation Business Unit and most recently, Vice President, Sales and Marketing. Mr. Fine holds a BS in Quantitative Business Analysis from Arizona State University.

   Ray Henderson has served as our Vice President, Product Systems and Technology since January 1, 1999. From 1987 to 1998, he was employed by Simon & Schuster's Higher Education Division, where he was Vice President, Product Systems & Technology. In this role he pioneered many of the higher education industry's first Web-based products, and created a highly scalable technology infrastructure for producing Internet-based educational products. Mr. Henderson received a BS from Trinity University.

   Kevin L. Johnson has served as our Vice President, Business Development since October 1998. From December 1984 through October 1998, he held various positions, most recently as the Director of Strategic Relationships for the Simon & Schuster Higher Education Distributed Learning Group responsible for business development and partnership work as well as sales management of several regional sales managers. Mr. Johnson has over fifteen years of higher education sales, editorial and business development experience. Mr. Johnson received a BA from Middlebury College.

   Daniel H. Meitus has served as our Vice President, Marketing since May 1998. From December 1996 through April 1998, he was a senior consultant with Meitus & Associates, performing services for In tegro, Inc., where he led the sales force automation practice. From 1995 to 1996, he was Director of Analog Services for Nextel Communications, Inc. where he managed the nationwide operations of its wireless communications product line. From 1992 through 1995, Mr. Meitus was the Director of Marketing of OneComm, Inc. From 1983 to 1992 Mr. Meitus held several marketing management positions for Hewlett-Packard Company, where he was responsible for business development, product management, program management and strategic planning. Mr. Meitus received an MBA from the Wharton School, University of Pennsylvania, and a BS from Washington University in St. Louis.

   James N. Sigman has served as our Vice President, Accounts and Services since our inception. From 1992 through May 1996, he was an attorney with Laurence J. Rich & Associates, specializing in corporate law, employment law and litigation. Mr. Sigman received a JD from the University of Denver Law School and a BA from Tulane University.

   Jack W. Blumenstein has served as a member of our board of directors since February 1998. Mr. Blumenstein has been the President of TBG Information Investors, LLC, and the co-president of Blumenstein/Thorne Information Partners, L.L.C. since October 1996, and is a co-founder of these private equity investment firms. TBG, a partnership with GS Capital Partners II, is a private equity fund that focuses on capital transactions in the information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation (now ABN AMRO, Inc.), serving most recently as Vice President, Debt Capital Markets Group and a member of the board of directors. Mr. Blumenstein was President and CEO of Ardis, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM.

   Christopher E. Girgenti has served as a member of our board of directors since June 1997. Mr. Girgenti has been Senior Managing Director of New World Equities, Inc. since November 1996 and Managing Director of New World Venture Advisors, LLC since January 1998. He serves on the boards of several technology and telecommunications companies. From April 1994 through October 1996, Mr. Girgenti served as Vice President and was co-head of the technology investment banking group of The Chicago Corporation (now ABN AMRO, Inc.). He has held various corporate finance positions with Kemper Securities, Inc. and KPMG Peat Marwick. Mr. Girgenti is a Chartered Financial Analyst.

   Jeri Korshak has served as a member of our board of directors since February 1999. Ms. Korshak has over twenty years of experience in marketing and business development. Ms. Korshak has been the Vice President of Strategy for MediaOne Group since June 1998. Ms. Korshak was Vice President and General Manager of US WEST Dex--Mountain Region from September 1995 to May 1998, and Vice President and General Manager of Interactive Television of US WEST Multimedia from November 1994 to September 1995. In these and other positions, Ms. Korshak has been involved in developing and introducing interactive services.

   Oakleigh Thorne has served as a member of our board of directors since February 1998. Mr. Thorne has been Chairman and Chief Executive Officer of TBG Information Investors, LLC and the co-president of Blumenstein/Thorne Information Partners, L.L.C. since October 1996, and is a co-founder of these private equity investment firms. TBG, a partnership with GS Capital Partners II, is a private equity fund that focuses on capital transactions in the information industry. Prior to that time, from January 1991 to August 1996, Mr. Thorne served in various management positions, including most recently President and Chief Executive Officer, of CCH Incorporated, a leading provider of tax and business law information, software, and services.

   Bradley V. Felix has served as our Vice President, Systems Development since August 1996. He founded and served as President of Timberline Internet Services, Inc., a consulting firm specializing in programming for Internet commerce from March 1996 through March 1997. In June 1997, Mr. Felix also co-authored Building an Extranet: Connect Your Intranet with Vendors and Customers. Mr. Felix also co-founded and developed ColoradoNet, an Internet service provider in 1995 and served in various technical and management capacities from December 1995 through August 1996. ColoradoNet was purchased by eCollege.com in August 1996. From September 1995 to June 1996, Mr. Felix served as a transportation specialist for Ralston Resorts. Mr. Felix served as a systems developer with Futures Tech on the Net from May 1995 to September 1995. Mr. Felix received a BS from Tufts University in 1995.

   Denise LaBier Pilkington has served as our General Counsel since March 1999. From August 1998 to March 1999, she was our Associate General Counsel. From 1992 to 1998, she was an attorney with Woodrow & Gruskin, PC, specializing in corporate and business law. Ms. LaBier Pilkington received a BA from the University of Colorado and a JD from the University of Denver Law School.

   James R. Nollsch has served as our Vice President, Web Development since July 1996. From November 1995 to July 1996, Mr. Nollsch served as Director of Product Development for Real Information Systems, LLC. From June 1994 to November 1995, Mr. Nollsch pursued personal interests. Mr. Nollsch attended the University of Colorado, where he received a BA in 1994.

   Ginger C. Smith has served as our Controller since March 1998. Ms. Smith has over fourteen years of experience in finance and accounting. She has held financial management positions at NovaLogic, Inc., a software start-up, and Paramount Pictures. From 1985 to 1990, she was an auditor at Coopers & Lybrand. She received an MBA from California State University, and a BS in Finance and a BA in Accounting from George Mason University.

Directors' Terms

   All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Board Committees

   The Compensation Committee consists of Messrs. Girgenti and Blumenstein, and Ms. Korshak. There is currently one vacancy on the Compensation Committee. The Compensation Committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option and stock purchase plans. See "--1997 Stock Option Plan" and "--1999 Employee Stock Purchase Plan."

   The Audit Committee consists of Messrs. Girgenti and Blumenstein, and Ms. Korshak. The Audit Committee reviews with our independent auditor the scope and timing of its audit services, the auditor's report on our financial statements following completion of its audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Director Compensation

   We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee was at any time an employee of eCollege.com. None of our executive officers serves as a member of the board of directors or Compensation Committee of any other entity which has one or more executive officers serving as a member of our board of directors or Compensation Committee.

1997 Stock Option Plan

   Our 1997 Stock Option Plan was adopted in 1997, and amended on April 13, 1999. The 1997 plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, and for the granting of nonqualified stock options to employees and/or consultants. Unless terminated sooner, the 1997 plan will terminate automatically in 2007. A total of 2,800,000 shares of common stock have been reserved for issuance under the 1997 plan. As of April 30, 1999, options to purchase 1,452,850 shares of common stock were outstanding under the 1997 plan, and 1,176,700 shares of common stock remained available.

   The 1997 plan may be administered by the board or a committee appointed by the board to administer the plan. The board or committee has full power and authority to administer and interpret the plan. Such powers include, but are not limited to, authority to determine the employees and consultants to be granted stock options under the plan, to determine the size, type, and applicable terms and conditions of grants to be made to such employees and consultants, to determine a time when stock options will be granted, and to authorize grants to eligible employees and consultants. The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of the grant. During all times we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each member of the board who participates in administration must be a "disinterested person" as that term is defined in Rule 16b-3 of the Exchange Act.

   The option or purchase price of all nonqualified and incentive stock options granted under the 1997 plan will be determined by the board. Payment of such purchase price must be made in cash, or in accordance with procedures for a "cashless exercise" as we may establish from time to time with a brokerage firm to facilitate exercises of options and sales of shares under the 1997 plan. Also, payment for shares upon the exercise of options may be made with shares of our common stock valued at the fair market value of those shares. Upon exercise of a nonqualified stock option, in addition to the exercise price, the optionee must pay the amount of federal, state, and local income tax and FICA taxes we are required to withhold. An optionee can elect to pay these taxes by having us withhold shares of common stock with a value equal to the amount of taxes required to be withheld.

   The 1997 plan provides that in the event of a merger, a tender or takeover offer (other than one by us) or a sale of all or substantially all of our assets (collectively, a "Change of Control Event"), or stockholder approval of our dissolution, the board has the authority to provide for the full automatic vesting and exercisability within a specified period of time of each nonqualified stock option, including shares as to which the option would not otherwise be exercisable. An option exercise may be made contingent upon completion of a Change of Control Event. After a Change of Control Event occurs or articles of dissolution are filed, all unexercised options will terminate.

1999 Employee Stock Purchase Plan

   Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board in June 1999 and approved by the stockholders in June 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 1,000,000 shares of our common stock will initially be reserved for issuance.

   Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for our initial public offering and will end on the last business day of July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by our compensation committee.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 1,500 shares on any purchase date, and not more than 250,000 shares may be purchased in total by all participants on any purchase date.

   Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   Plan Provisions. The following provisions will also be in effect under the plan:

  . The plan will terminate no later than the last business day of July, 2009.

  . The board may at any time amend, suspend or discontinue the plan.
    However, certain amendments may require stockholder approval.

Executive Compensation

   The following table sets forth all compensation received during the year ended December 31, 1998 by Mr. Robert Helmick, our Chief Executive Officer. No other executive officer had salary and bonus exceeding $100,000 for services rendered in all capacities during 1998.

                           Summary Compensation Table

   In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted from the following table because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus in 1998.

                                                                      Annual
                                                                   Compensation
                                                                  --------------
Name and Principal Position                                  Year  Salary  Bonus
---------------------------                                  ---- -------- -----
Robert N. Helmick
 President and Chief Executive Officer...................... 1998 $120,000  -0-

Aggregate Year-End Option Values

   The following table sets forth certain information concerning the number and value of unexercised options held by Mr. Robert Helmick at December 31, 1998. Mr. Helmick did not exercise options to purchase common stock during the year ended December 31, 1998.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           In-the-Money Options
                                 December 31, 1998      at December 31, 1998(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Robert N. Helmick...........   35,000         -0-                       -0-

--------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $ per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Employment Agreement

   We have entered into an employment agreement with Mr. Robert Helmick. The agreement sets a base salary for Mr. Helmick which salary may be adjusted by the Compensation Committee. In addition to a base salary, Mr. Helmick is eligible for a bonus in cash, eCollege.com stock, or other consideration as determined by our board of directors, although we are not required to pay any bonus. Mr. Helmick is also entitled to standard benefits including:

  . vacation days;

  . participation in a flexible reimbursement plan; and

  . medical/dental insurance.

  The initial term of employment under Mr. Helmick's employment agreement is from May 1, 1997 through December 31, 2000.

   The term of employment is automatically extended for successive one-year renewal periods if not terminated by Mr. Helmick or by us upon written notice.

   The agreement generally provides for termination:

  . upon employee's willful and continuous failure or refusal to comply with our policies, standards and regulations;

  . if employee engages in fraud, dishonesty or any other act of material misconduct; and

  . if employee receives notice of a breach of a material provision of the agreement and fails to cure the breach.

   The agreement contains non-competition provisions during the term of employment and for the period twelve months after termination of employment. Under these provisions, Mr. Helmick may not:

  . engage in, own an interest in, or perform services for any competitive business or activity;

  . for the 6 months subsequent to termination, solicit any of our employees to terminate their employment; and

  . for the 12 months subsequent to termination, sell or attempt to sell any competitive services or goods to any of our customers.

  The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Mr. Helmick during the term of the employment agreement.

                              CERTAIN TRANSACTIONS

Transactions With Management and Others

   The following are brief descriptions of transactions between us and any of our directors, executive officers or stockholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons, since our inception, where the amount involved exceeded $60,000:

Sales of Common Stock

   In February 1997, Robert N. Helmick, Chairman, President and Chief Executive Officer, Jonathan M. Dobrin, Vice President, Chief Technology Officer and Director, and John V. Helmick, Vice President, Corporate Services, made the following purchases of our common stock:

                                                    Shares   Price Per Aggregate
                                                   Purchased   Share   Proceeds
                                                   --------- --------- ---------
   Mr. R. Helmick................................. 6,790,000   $0.02   $130,500
   Mr. Dobrin.....................................   210,000    0.02      4,050
   Mr. J. Helmick.................................   350,000    0.02      6,750

   Mr. R. Helmick's contribution of $130,500 was paid in the form of services he performed as our chief executive officer. Mr. Dobrin's contribution of $4,050 was in the form of assets, including computer equipment, office furniture and computer software.

   On March 4, 1998, Mr. Sigman, our Vice President, Accounts and Services, purchased 104,930 shares of our common stock for $113,624 pursuant to the exercise of warrants. As payment for the shares Mr. Sigman issued us a promissory note. The note has an interest rate of 8% per annum, and is repayable in twenty-four monthly payments of $5,500 beginning March 31, 2000.

Sales of Preferred Stock

   On June 11, 1997 we entered into a Unit Purchase Agreement with New World Equities, Inc., Steven M. Singer, Robert C. Douglas, William E. Waldeck, Patrick T. DeLacey and David P. Shielddrop. New World Equities, Inc. is the beneficial owner of 12.8% of our common stock before the offering, and Christopher E. Girgenti, one of our directors, is a senior managing director of New World Equities, Inc. Steven M. Singer is our Vice President, Finance and Administration and Chief Financial Officer. Under the agreement we sold a total of 132,000 units for an aggregate purchase price of $1,000,000. Each unit consisted of one share of Series A Convertible Preferred Stock and a warrant to purchase seven shares of our common stock at an exercise price of $1.08 per share. The shares of Series A Preferred Stock will convert into a total of 924,000 shares of common stock upon the completion of this offering. New World Equities, Inc. purchased 66,000 units for an aggregate purchase price of $500,000. Steven M. Singer purchased 19,800 units for an aggregate purchase price of $150,000.

   On February 2, 1998 we entered into a Series B Preferred Share Purchase Agreement with Blumenstein/Thorne Information Partners I, L.P., the beneficial owner of 15.6% of our common stock before the offering, Stanley R. Dobrin, the father of Jonathan M. Dobrin, our Vice President, Chief Technology Officer and Director, and Alan L. Sigman, the father of James N. Sigman, our Vice President, Accounts and Services. Directors Jack W. Blumenstein and Oakleigh Thorne are co-presidents of Blumenstein/Thorne Information Partners L.L.C., which is the general partner of Blumenstein/Thorne Information Partners I, L.P. The following parties were also purchasers under the Series B Preferred Share Purchase Agreement: Lee S. Mendel, Davis B. Weidner, James F. Hemmer, Michael
J. Walker, Robert A. Conway & Darlene A. Conway, JTWROS, Mark A. Timmerman, Silver Family Trust U/D/T December 19, 1997, Jay S. Perlmutter, William O. Kasten, McDonald & Co. Securities, Inc., McDonald Venture Capital Fund, L.P., Robert C. Douglas and McDonald & Co. Securities, Inc., as Custodian for William
E. Waldeck. Under the agreement we sold a total of 326,833 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $6,000,000. The shares of Series B Preferred Stock will convert into a total of 2,287,831 shares of common stock upon the completion of this offering. Blumenstein/Thorne Information Partners I, L.P. purchased 272,331 shares of Series B Preferred Stock for an aggregate purchase price of $4,999,997.16. Stanley R. Dobrin purchased 2,723 shares of Series B Preferred Stock for an aggregate purchase price of $49,994.28. Alan L. Sigman purchased 1,362 shares of Series B Preferred Stock for an aggregate purchase price of $25,006.32.

   On December 21, 1998 we entered into a Series C Preferred Share Purchase Agreement with MediaOne Interactive Services, Inc., VSI Holdings, Inc., Blumenstein/Thorne Information Partners I, L.P., New World Equities, Inc. and Stanley R. and Carol L. Dobrin, JTWOS. MediaOne Interactive Services, Inc. is the beneficial owner of 10.1% of our common stock before the offering. Director Jeri Korshak is Vice President of Strategy for MediaOne Interactive Services, Inc. VSI Holdings, Inc. is the beneficial owner of 5.0% of our common stock before the offering. Stanley R. and Carol L. Dobrin are the parents of Jonathan
M. Dobrin, our Vice President, Chief Technology Officer and Director. The following parties were also purchasers under the Series C Preferred Share Purchase Agreement: H&K Partners V, Davis Weidner and Sue Thompson, and N.T. Ruddock Company. Under the agreement we sold a total of 430,540 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $15,000,020 in a series of closings from December 21, 1998 through March 1, 1999. The shares of Series C Preferred Stock will convert into a total of 3,013,780 shares of common stock upon the completion of this offering. MediaOne Interactive Services, Inc. purchased 200,919 shares of Series C Preferred Stock for an aggregate purchase price of $7,000,017.96. VSI Holdings, Inc. purchased 100,459 shares of Series C Preferred Stock for an aggregate purchase price of $3,499,991.56. New World Equities, Inc. purchased 64,581 shares of Series C Preferred Stock for an aggregate purchase price of $2,250,002.04. Blumenstein/Thorne Information Partners I, L.P. purchased 35,878 shares of Series C Preferred Stock for an aggregate purchase price of $1,249,989.52. Stanley R. and Carol L. Dobrin, JTWOS purchased 1,435 shares of Series C Preferred Stock for an aggregate purchase price of $49,995.40.

Amended and Restated Shareholders Agreement

   In connection with the sale of Series C Preferred Stock, we entered into an amended and restated shareholders agreement with the Series C Preferred purchasers and our Series A Preferred, Series B Preferred and common stockholders. The amended and restated shareholders agreement provided that our board of directors would consist of ten members. The Agreement was subsequently amended in January 1999 to provide that the board would consist of seven members, to be designated as follows:

  . The common stockholders have the right to designate three directors, one of whom shall be an independent director.

  . The holders of Series A Preferred Stock, have the right to designate one director.

  . Blumenstein/Thorne Information Partners I, L.P., has the right to designate one director.

  . MediaOne Interactive Services, Inc., has the right to designate one director.

  . All stockholders as a group will vote to elect one director, provided that this director must receive the affirmative vote of at least 66.67% of the shares voting.

   In addition, the agreement restricts the sale or transfer of shares of stock except in limited instances or in compliance with a co-sale procedure which permits each other stockholder to participate in the proposed sale, based on such stockholder's pro-rata stock holdings on an as converted basis. The entire agreement, including the board of directors designation provisions and the co-sale provisions, will terminate upon the completion of this offering.

Amended and Restated Registration Rights Agreement

   In connection with the sale of Series C Preferred Stock, we also entered into an amended and restated registration agreement which provided the Series A, Series B and Series C stockholders with demand and piggyback registration rights. The holders of 30% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-1 or any similar long form registration statement. We are not required to effect more than two registrations pursuant to these demand registrations rights. The holders of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-3 or any similar short form registration statement then available to the Company, provided that the anticipated aggregate offering price of the securities to be registered exceeds $500,000. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. Please see "Description of Capital Stock--Registration Rights."

Indemnification Agreements

   We have entered into indemnification agreements with our non-employee directors, Mr. Blumenstein, Mr. Girgenti and Ms. Korshak.

Certain Other Transactions

   From August 2, 1996 through January 31, 1997, we borrowed a total of $443,277 from a limited liability company of which Mr. R. Helmick is a manager and a member. Each loan was made under a promissory note that had an interest rate of 8% per annum. We repaid these loans in a series of installments from July 1997 through April 1998, together with a total of $42,269 in accrued interest.

   On March 10, 1997 we borrowed $87,000 from Mr. R. Helmick pursuant to a promissory note. The note was payable in 60 monthly installments of $1,868, and had an interest rate of 10.25% per annum. We made monthly payments through March 1998 and repaid the remainder of the note in full in April 1998.

Certain Business Relationships

   During 1998 we paid $35,245 in legal fees to Dorsey & Whitney LLP and we have paid $57,426 in legal fees to that firm thus far in 1999. Robert H. Helmick, Esq., the father of Mr. R. Helmick and Mr. J. Helmick, is a partner of that firm.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of April 30, 1999, and as adjusted to reflect the sale of shares offered hereby, by (1) each of our directors, (2) our Chief Executive Officer, (3) each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock and (4) all directors and executive officers as a group.

   Unless otherwise indicated, each person named in the table has sole voting power and investment power or shares such power with his or her spouse with respect to all shares of capital stock listed as owned by such person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days.

                                                                Percent of
                                              Number of          Ownership
                                                Shares       -----------------
                                             Beneficially     Before   After
Name of Beneficial Owner                        Owned        Offering Offering
------------------------                     ------------    -------- --------
Robert N. Helmick...........................   6,825,000(1)   48.9%
Jonathan M. Dobrin..........................     280,000(2)    2.0%
Blumenstein/Thorne Information Partners I,
 L.P. ......................................   2,164,463(3)   15.6%
MediaOne Interactive Services, Inc. ........   1,406,433(4)   10.1%
New World Equities, Inc. ...................   1,376,067(5)    9.6%
VSI Holding, Inc............................     703,213(6)    5.0%
Jack W. Blumenstein.........................   2,164,463(7)   15.6%
Christopher E. Girgenti.....................   1,376,067(8)    9.6%
Oakleigh Thorne.............................   2,164,463(9)   15.6%
Jeri Korshak................................         --        --
All directors and executive officers as a
 group......................................  11,675,230(10)  78.0%

--------

(1) Consists of 6,790,000 shares held by the Robert N. Helmick Trust and options to purchase 35,000 shares of common stock exercisable within 60 days of June 16, 1999. The address for Mr. Helmick is 10200 A East Girard Avenue, Denver, Colorado 80231.

(2) Includes options to purchase 70,000 shares of common stock exercisable within 60 days of June 16, 1999. The address for Mr. Dobrin is 10200 A East Girard Avenue, Denver, Colorado 80231.
(3) The address for Blumenstein/Thorne Information Partners I, L.P. is P.O. Box 871, Lake Forest, Illinois 60045.
(4) The address for MediaOne Interactive Services, Inc. is 5613 DTC Parkway, Suite 700, Englewood, Colorado 80111.

(5) Includes warrants to purchase 462,000 shares of common stock exercisable within 60 days of June 16, 1999. The address for New World Equities, Inc. is 1603 Orrington Avenue, Suite 1070, Evanston, Illinois 60201.
(6) The address for VSI Holding, Inc. is 2100 N. Woodward Ave., Suite 201 West, Bloomfield Hills, Michigan 48304-2263.
(7) Consists of shares beneficially owned by Blumenstein/Thorne Information Partners I, L.P. Mr. Blumenstein is a co-President of Blumenstein/Thorne Information Partners L.L.C., the general partner of Blumenstein/Thorne Information Partners I, L.P. Mr. Blumenstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. The address for Mr. Blumenstein is P.O. Box 871, Lake Forest, Illinois 60045.
(8) Consists of shares beneficially owned by New World Equities, Inc., of which Mr. Girgenti is a Senior Managing Director. Mr. Girgenti disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. The address for Mr. Girgenti is 1603 Orrington Avenue, Suite 1070, Evanston, Illinois 60201.
(9) Consists of shares beneficially owned by Blumenstein/Thorne Information Partners I, L.P. Mr. Thorne is a co-President of Blumenstein/Thorne Information Partners L.L.C., the general partner of Blumenstein/Thorne Information Partners I, L.P. Mr. Thorne disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. The address for Mr. Thorne is P.O. Box 871, Lake Forest, Illinois 60045.

(10) Includes 402,500 shares issuable upon the exercise of options exercisable within 60 days of June 16, 1999 and 600,600 shares issuable upon the exercise of warrants exercisable within 60 days of June 16, 1999. See notes 1, 2 and 5 above.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

   Prior to completion of this offering, we will reincorporate in Delaware and amend and restate our Certificate of Incorporation. The following summary of the provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the forms of amended and restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the completion of this offering.

Common Stock

   As of the date of this prospectus, assuming conversion of our outstanding
preferred stock there are     shares of common stock outstanding and held of
record by 38 stockholders. There will be     shares of common stock outstanding
upon the closing of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon completion of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Upon completion of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock.

Warrants

   We are a party to warrant agreements that entitle the warrant holders to purchase 959,000 shares of common stock at a purchase price of $1.08 per share. All shares of common stock issuable upon exercise of these warrants are entitled to certain registration rights. See "Description of Capital Stock-- Registration Rights." The warrants expire if not exercised on or prior to June 11, 2000. The warrants provide the holders with anti-dilution protection under certain circumstances. We are also a party to a warrant agreement that entitles the warrant holder to purchase 60,277 shares of common stock at a purchase price of $4.98 per share. This warrant expires if not exercised on or prior to February 26, 2002. The terms of this warrant are the same as those of the warrants described above.

   We are also a party to a warrant agreement that entitles the warrant holder to purchase 10,500 shares of common stock. The exercise price of the warrant is $2.62 per share for fifty percent of the shares of common stock, and $4.98 per share for the remaining fifty percent. In the event that we are acquired by another entity, the warrant holder, at its option, may elect to receive either (i) the consideration to be received by the holders of common stock, or (ii) cash in an amount equal to the difference between the fair market value of the consideration that the warrant holder would otherwise have received and the exercise price of the warrant. The warrant shares are subject to an anti-dilution agreement. In addition, all shares of common stock issuable upon exercise of this warrant are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

Options

   As of April 30, 1999, options to purchase a total of 1,529,850 shares of common stock were outstanding, all of which are subject to lock-up agreements. Options to purchase a total of 2,800,000 shares of common stock may be granted under the Stock Option Plan. See "Management--Stock Option Plan" and "Shares Eligible for Future Sale."

Registration Rights

   We entered into registration rights agreements with certain of our stockholders. After the completion of this offering, the holders of 6,225,611 shares of common stock issuable upon the conversion of all of the outstanding preferred stock, and warrants to purchase an additional 934,500 shares of common stock, will be entitled to certain demand registration rights with respect to the registration of their registrable securities under the Securities Act. The holders of 30% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-1 or any similar long form registration statement. We are not required to effect more than two registrations pursuant to these demand registrations rights. The holders of the of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-3 or any similar short form registration statement then available to the Company, provided that the anticipated aggregate offering price of the securities to be registered exceeds $500,000. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of all of these shares will be restricted from exercising their demand rights until 180 days after the date of this prospectus. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the registrable securities held by security holders with registration rights will result in shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

Anti-Takeover Effects of Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Subject to exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

   In addition, provisions of the Certificate and Bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Board of Directors Vacancies

   The Certificate authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Stockholder Action; Special Meeting of Stockholders

   The Certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Bylaws further provide that special meetings of stockholders of eCollege.com may be called only by the President, the Chairman of the board of directors or a majority of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

   The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

   The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Securities Transfer and Trust, Inc., Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the closing of this offering, we will have an aggregate of     shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Upon the
closing of this offering,    shares of common stock will be issuable upon
exercise of outstanding options and    shares of common stock will be issuable
upon exercise of outstanding warrants. Of the outstanding     shares, the
shares sold in this offering will be freely tradable, except that any shares held by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below. The remaining 13,685,861 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. After taking into account the 180-day lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

             Number of Shares                            Date
             ----------------                            ----
      9,010,764...................... 180 days after the date of this prospectus
      4,955,097...................... At various times after 180 days from the date of this prospectus

   In addition, approximately 12,113,493 of the shares that will become eligible for resale after the expiration of the 180-day lock-up agreements are held by affiliates and therefore will remain subject to the volume limitations and other restrictions of Rule 144.

   In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then
outstanding shares of common stock (approximately    shares immediately after
this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of us such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

   Rule 701 promulgated under the Securities Act provides that shares of common stock acquired pursuant to written plans such as the 1997 Stock Option Plan may be resold by persons other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.

   All of our directors, officers and stockholders, and our optionholders and warrantholders have agreed that they will not, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock during the 180-day period following the date of this prospectus. See "Underwriting."

   We intend to file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all shares of common stock issuable under the 1997 Stock Option Plan and our 1999 Employee Stock Purchase Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above. See "Management-- 1997 Stock Option Plan" and "-- 1997 Employee Stock Purchase Plan."

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under the Stock Option Plan and we may offer and sell shares of common stock under our Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Future sales by our existing stockholders could adversely affect the market price of our common stock."

   Following this offering, in some circumstances and subject to conditions,
holders of    shares of our outstanding common stock will have demand
registration rights (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus or 90 days after any subsequent prospectus. See "Description of Capital Stock-- Registration Rights."

                                  UNDERWRITING

   We are offering the shares of common stock described in this prospectus through a number of investment banks, which will purchase the common stock directly from eCollege.com for distribution to the public, referred to as underwriters. Banc of America Securities LLC, Thomas Weisel Partners LLC and William Blair & Company are the representatives of the underwriters and will negotiate on behalf of the underwriters and will enter into the underwriting agreement with us. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

                                                                       Number of
Underwriter                                                             Shares
-----------                                                            ---------
Banc of America Securities LLC........................................
Thomas Weisel Partners LLC............................................
William Blair & Company...............................................
                                                                       ---------
  Total...............................................................
                                                                       =========



   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets, that we deliver to the underwriters customary closing documents such as various certificates and opinions of counsel, and that this registration statement has been declared effective by the SEC.

   We have granted an option to the underwriters to buy up to     additional
shares of common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

   The representatives of the underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public at the price set forth on the cover page of this prospectus, and to certain dealers, such as stockbrokers, at that price less a concession not in
excess of $   per share of common stock. The underwriters may allow, and such
dealers may reallow, a discount not in excess of $   per share of common stock
to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

   The following table shows the per share and total underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming both no exercise and full exercise by the underwriters of their over-allotment option.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
Public offering price....................    $           $             $
Underwriting discount....................    $           $             $
Proceeds, before expenses, to
 eCollege.com............................    $           $             $

   The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to eCollege.com per share of common stock. The underwriting fee currently is not expected to exceed 7% of the initial public offering price. The expenses of the
offering, exclusive of the underwriting discount, are estimated at       and
are payable entirely by us. The expenses consist of the following:

  .a registration fee of $15,985;

  .an NASD filing fee of $30,500;

  .Nasdaq application and listing fee of $95,000;

  .estimated blue sky qualification fees and expenses of $10,000;

  .estimated printing and engraving expenses of $250,000;

  .estimated legal fees and expenses of $300,000;

  .estimated accounting fees and expenses of $250,000;

  .estimated transfer agent and registrar fees of $15,000; and

  .estimated miscellaneous fees and expenses of $33,515.

   We and all holders of our stock prior to this offering, as well as all holders of stock options, have entered into lock-up agreements with the underwriters. Under those agreements, we and those holders of stock and options may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

   We have agreed to indemnify the underwriters against liabilities, including liabilities for misstatements and omissions under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  . Penalty bids--Penalty bids occur when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or covering transactions.

  . Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

   Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

   Neither eCollege.com nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq

National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.












   The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by this prospectus.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. The primary factors to be considered in such negotiations are:

  . our history and prospects, and the history and prospects of the industry in which we compete;

  . our past and present financial performance;

  . an assessment of our management;

  . the present state of our development;

  . our prospects for future earnings;

  . the prevailing market conditions of the applicable U.S. securities market at the time of this offer;

  . market valuations of publicly traded companies that we and the representatives believe to be comparable to us; and

  . other factors deemed relevant, such as the evaluation of the above factors in relation to the market valuation of companies in related businesses.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 27 filed public offerings of equity securities, of which eleven have been completed, and has acted as a syndicate member in an additional ten public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   The underwriters have reserved up to 5% of the common stock offered hereby for sale to certain of our employees and their families, directors, customers and vendors at the initial public offering price set forth on the cover page of this prospectus. Such persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these reserved shares.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for eCollege.com by Brobeck, Phleger & Harrison LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Boulder, Colorado.

                                    EXPERTS

   The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about us and the common stock offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement (and all amendments, exhibits and schedules thereto) may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part thereof may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a Website (http//www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

   We intend to distribute to our stockholders annual reports containing audited consolidated financial statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Deficit........................................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

   After the re-incorporation and stock split discussed in Note 11 to the Company's financial statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Denver, Colorado,
 April 23, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To eCollege.com:

   We have audited the accompanying balance sheets of eCollege.com (a Delaware corporation, formerly Real Education, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (July 26, 1996) to December 31, 1996, and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eCollege.com as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (July 26, 1996) to December 31, 1996, and for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Denver, Colorado,
 April 23, 1999 (except with
 respect to the matters discussed
 in Note 11, as to which the date
 is May   , 1999).

                                  eCollege.com
                        (formerly Real Education, Inc.)

                                 BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                               December 31,                         Equity at
                          ------------------------   March 31,    March 31, 1999
                             1997         1998          1999       (See Note 2)
                          -----------  -----------  ------------  --------------
                                                            (Unaudited)
         ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents...........  $   208,346  $11,661,186  $  9,927,383
 Accounts receivable,
  net...................      214,660      258,980       910,733
 Accrued revenue
  receivable............       10,000       57,885        86,600
 Other current assets...       15,550      112,357       173,005
                          -----------  -----------  ------------
   Total current
    assets..............      448,556   12,090,408    11,097,721
PROPERTY AND EQUIPMENT,
 net....................      299,842    1,569,129     1,720,278
                          -----------  -----------  ------------
TOTAL ASSETS............  $   748,398  $13,659,537  $ 12,817,999
                          ===========  ===========  ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable.......  $   229,337  $   658,643  $    656,913
 Accounts payable
  related party.........        6,500          --            --
 Accrued liabilities....       79,725    1,284,967       573,305
 Deferred revenue.......       35,750      569,599     1,188,498
 Current portion of
  notes payable to
  related parties.......       39,441          --            --
                          -----------  -----------  ------------
   Total current
    liabilities.........      390,753    2,513,209     2,418,716
OTHER LIABILITIES.......          --        35,900        50,564
NOTES PAYABLE TO RELATED
 PARTIES................      230,534          --            --
COMMITMENTS AND
 CONTINGENCIES (Notes 1
 and 8)
CONVERTIBLE PREFERRED
 STOCK SUBJECT TO
 MANDATORY REDEMPTION,
 no par value;
 Series A; 132,000,
  132,000, 132,000 and
  0 (unaudited, pro
  forma) shares
  authorized, issued
  and outstanding,
  respectively;
  entitled to
  preference in
  liquidation (includes
  cumulative preferred
  return of $55,030,
  $155,086, $180,098
  and $0,
  respectively).........    1,029,284    1,136,803     1,163,680   $        --
 Series B; 0, 326,833,
  326,833 and 0
  (unaudited, pro
  forma) shares
  authorized, issued
  and outstanding,
  respectively;
  entitled to
  preference in
  liquidation (includes
  cumulative preferred
  return of $0,
  $550,060, $700,076
  and $0,
  respectively).........          --     6,534,046     6,685,713            --
 Series C; 0, 430,540,
  430,540 and 0
  (unaudited, pro
  forma) shares
  authorized,
  respectively; 0,
  365,959, 430,540 and
  0 shares issued and
  outstanding,
  respectively;
  entitled to
  preference in
  liquidation (includes
  cumulative preferred
  return of $0,
  $31,438, $386,680 and
  $0, respectively).....          --    11,978,566    14,665,563            --
STOCKHOLDERS' EQUITY
 (DEFICIT)
 Common stock, no par
  value; 50,000,000
  shares authorized;
  7,350,070, 7,668,500,
  7,686,000 and
  13,911,611
  (unaudited, pro
  forma) shares,
  respectively, issued
  and outstanding.......      141,376      456,190       468,730     22,983,686
 Warrants and options
  for common stock......          --     1,626,426     2,572,826      2,572,826
 Notes receivable.......          --      (341,024)     (341,024)      (341,024)
 Deferred
  compensation..........          --    (1,244,007)   (2,087,073)    (2,087,073)
 Accumulated deficit....   (1,043,549)  (9,036,572)  (12,779,696)   (12,779,696)
                          -----------  -----------  ------------   ------------
   Total stockholders'
    equity (deficit)....     (902,173)  (8,538,987)  (12,166,237)  $ 10,348,719
                          -----------  -----------  ------------   ============
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)..............  $   748,398  $13,659,537  $ 12,817,999
                          ===========  ===========  ============

  The accompanying notes to financial statements are an integral part of these balance sheets.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                            STATEMENTS OF OPERATIONS

                          For the Period
                          From Inception      For the Years           For the Three
                          (July 26, 1996)         Ended               Months Ended
                              through         December 31,              March 31,
                           December 31,   ----------------------  ----------------------
                               1996         1997        1998        1998        1999
                          --------------- ---------  -----------  ---------  -----------
                                                                       (Unaudited)
REVENUE:
 Campus and course
  development fees......     $     --     $ 628,250  $ 1,086,022  $ 155,050  $   325,010
 Student fees...........        22,464      399,930      579,047     93,464      285,947
                             ---------    ---------  -----------  ---------  -----------
   Total revenue........        22,464    1,028,180    1,665,069    248,514      610,957
COST OF REVENUE.........       109,974      528,090    2,064,909    236,236    1,187,599
                             ---------    ---------  -----------  ---------  -----------
   Gross profit (loss)..       (87,510)     500,090     (399,840)    12,278     (576,642)
                             ---------    ---------  -----------  ---------  -----------
OPERATING EXPENSES:
 Selling and
  marketing.............        25,474      106,026    3,394,000    237,299    1,320,551
 General and
  administrative........       248,884      767,812    2,509,496    450,240      716,784
 Development............        60,207      212,052    1,099,000    107,404      633,502
                             ---------    ---------  -----------  ---------  -----------
   Total operating
    expenses............       334,565    1,085,890    7,002,496    794,943    2,670,837
                             ---------    ---------  -----------  ---------  -----------
LOSS FROM OPERATIONS....      (422,075)    (585,800)  (7,402,336)  (782,665)  (3,247,479)
OTHER INCOME (EXPENSE):
 Interest and other
  income................        27,001        8,993      149,308     30,952      119,896
 Interest expense.......        (9,186)     (37,990)     (36,819)    (1,032)         --
                             ---------    ---------  -----------  ---------  -----------
NET LOSS FROM CONTINUING
 OPERATIONS.............      (404,260)    (614,797)  (7,289,847)  (752,745)  (3,127,583)
                             ---------    ---------  -----------  ---------  -----------
DISCONTINUED OPERATIONS
 (Note 5):
 Income (loss) from
  operations............       (29,239)      29,249          --         --           --
 Gain on disposal of
  discontinued
  operations............           --        34,632          --         --           --
                             ---------    ---------  -----------  ---------  -----------
NET LOSS................     $(433,499)   $(550,916) $(7,289,847) $(752,745) $(3,127,583)
                             =========    =========  ===========  =========  ===========
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS:
 Net loss...............     $(433,499)   $(550,916) $(7,289,847) $(752,745) $(3,127,583)
 Dividends on
  mandatorily
  redeemable,
  convertible preferred
  stock.................           --       (55,030)    (681,554)  (125,025)    (530,270)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock.................           --        (4,104)     (21,622)    (2,954)     (85,271)
                             ---------    ---------  -----------  ---------  -----------
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS....     $(433,499)   $(610,050) $(7,993,023) $(880,724) $(3,743,124)
                             =========    =========  ===========  =========  ===========
BASIC AND DILUTED NET
 LOSS FROM CONTINUING
 OPERATIONS PER SHARE ..     $     --     $   (0.11) $     (1.05) $   (0.12) $      (.49)
                             =========    =========  ===========  =========  ===========
BASIC AND DILUTED NET
 LOSS PER SHARE ........     $     --     $   (0.10) $     (1.05) $   (0.12) $      (.49)
                             =========    =========  ===========  =========  ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING--BASIC AND
 DILUTED................           --     6,161,946    7,612,045  7,444,549    7,674,345
                             =========    =========  ===========  =========  ===========
PRO FORMA NET LOSS FROM
 CONTINUING
 OPERATIONS PER SHARE
 (UNAUDITED--Note 2):
 Basic and diluted net
  loss per share........                             $     (0.68) $   (0.08) $     (0.23)
                                                     ===========  =========  ===========
 Weighted average
  common shares
  outstanding--basic
  and diluted...........                              10,680,033  9,792,090   13,899,956
                                                     ===========  =========  ===========

  The accompanying notes to financial statements are an integral part of these statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                             Common Stock      Warrants
                          ------------------     and       Notes       Deferred    Accumulated
                           Shares    Amount    Options   Receivable  Compensation    Deficit        Total
                          --------- --------  ---------- ----------  ------------  ------------  ------------
BALANCES, JULY 26, 1996
 (Inception)............        --  $    --   $      --  $     --    $       --    $        --   $        --
 Net loss...............        --       --          --        --            --        (433,499)     (433,499)
                          --------- --------  ---------- ---------   -----------   ------------  ------------
BALANCES, DECEMBER 31,
 1996...................        --       --          --        --            --        (433,499)     (433,499)
 Issuance of common
  stock at approximately
  $0.02 per share.......    560,000   10,800         --        --            --             --         10,800
 Issuance of common
  stock in February 1997
  for services
  provided..............  6,790,000  130,500         --        --            --             --        130,500
 Common stock issued
  upon exercise of
  warrants..............         70       76         --        --            --             --             76
 Dividends accrued on
  mandatorily
  redeemable,
  convertible preferred
  stock.................        --       --          --        --            --         (55,030)      (55,030)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock to redemption
  value.................        --       --          --        --            --          (4,104)       (4,104)
 Net loss...............        --       --          --        --            --        (550,916)     (550,916)
                          --------- --------  ---------- ---------   -----------   ------------  ------------
BALANCES, DECEMBER 31,
 1997...................  7,350,070  141,376         --        --            --      (1,043,549)     (902,173)
 Issuance of common
  stock upon exercise of
  warrants and options
  ......................    318,430  344,814         --   (341,024)          --             --          3,790
 Repurchase of warrants
  for common stock......        --   (30,000)        --        --            --             --        (30,000)
 Deferred compensation..        --       --    1,443,542       --     (1,443,542)           --            --
 Amortization of
  deferred
  compensation..........        --       --          --        --        199,535            --        199,535
 Warrants for common
  stock issued in
  connection with bridge
  loan..................        --       --       27,819       --            --             --         27,819
 Warrants for common
  stock issued in
  connection with Series
  C preferred stock.....        --       --      155,065       --            --             --        155,065
 Dividends accrued on
  mandatorily
  redeemable,
  convertible preferred
  stock.................        --       --          --        --            --        (681,554)     (681,554)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock to redemption
  value.................        --       --          --        --            --         (21,622)      (21,622)
 Net loss...............        --       --          --        --            --      (7,289,847)   (7,289,847)
                          --------- --------  ---------- ---------   -----------   ------------  ------------
BALANCES, DECEMBER 31,
 1998...................  7,668,500  456,190   1,626,426  (341,024)   (1,244,007)    (9,036,572)   (8,538,987)
 Issuance of common
  stock upon exercise of
  options (Unaudited)...     17,500   12,540         --        --            --             --         12,540
 Deferred compensation
  (Unaudited)...........        --       --      946,400       --       (946,400)           --            --
 Amortization of
  deferred compensation
  (Unaudited)...........        --       --          --        --        103,334            --        103,334
 Dividends accrued on
  mandatorily
  redeemable,
  convertible preferred
  stock (Unaudited).....        --       --          --        --            --        (530,270)     (530,270)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock to redemption
  value (Unaudited).....        --       --          --        --            --         (85,271)      (85,271)
 Net loss (Unaudited)...        --       --          --        --            --      (3,127,583)   (3,127,583)
                          --------- --------  ---------- ---------   -----------   ------------  ------------
BALANCES, MARCH 31, 1999
 (UNAUDITED)............  7,686,000 $468,730  $2,572,826 $(341,024)  $(2,087,073)  $(12,779,696) $(12,166,237)
                          ========= ========  ========== =========   ===========   ============  ============

  The accompanying notes to financial statements are an integral part of these statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                            STATEMENTS OF CASH FLOWS

                                                 For the Period
                                                 From Inception                                 For the Three
                                                 (July 26, 1996)   For the Years Ended          Months Ended
                                                     through          December 31,                March 31,
                                                  December 31,   ------------------------  ------------------------
                                                      1996          1997         1998         1998         1999
                                                 --------------- ----------  ------------  ----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                            (Unaudited)
 Net loss.......................................    $(433,499)   $ (550,916) $ (7,289,847) $ (752,745) $ (3,127,583)
 Adjustments to reconcile net loss to net cash
  used in operating activities-
  Depreciation and amortization.................       18,376       126,199       393,841      66,908       176,602
  Provision for doubtful accounts...............          --            --          9,800         --            --
  Gain on disposal of discontinued operations...          --        (34,632)          --          --            --
  Common stock issued for services..............          --         65,250           --          --            --
  Deferred compensation.........................          --            --        199,535         --        103,334
  Noncash interest expense......................          --            --         27,819         --            --
  Change in-
   Accounts receivable and accrued
    revenue receivables.........................      (14,433)     (190,607)     (102,005)     24,630      (680,468)
   Other current assets.........................       (1,399)      (14,151)      (96,807)    (31,868)      (60,648)
   Accounts payable and accrued liabilities.....      112,379       268,433       972,048       9,245       (57,392)
   Deferred revenue.............................       35,000           750       533,849      88,206       618,899
   Other liabilities............................          --            --         35,900       8,104        14,664
                                                    ---------    ----------  ------------  ----------  ------------
     Net cash used in operating activities......     (283,576)     (329,674)   (5,315,867)   (587,520)   (3,012,592)
                                                    ---------    ----------  ------------  ----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.............      (53,090)     (369,653)   (1,663,128)   (420,619)     (327,751)
 Proceeds from sale of ColoradoNet..............          --        200,000           --          --            --
 Purchase of ColoradoNet, net of cash
  acquired......................................      (77,662)          --            --          --            --
                                                    ---------    ----------  ------------  ----------  ------------
     Net cash used in investing activities......     (130,752)     (169,653)   (1,663,128)   (420,619)     (327,751)
                                                    ---------    ----------  ------------  ----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of preferred stock......          --      1,000,000    18,750,020   6,000,000     2,250,000
 Proceeds from bridge loan......................          --            --        500,000         --            --
 Payments on bridge loan........................          --            --       (500,000)        --            --
 Payments on notes payable......................          --       (129,000)          --          --            --
 Proceeds from notes payable to related
  parties.......................................      434,465       120,812           --          --            --
 Payments on notes payable to related parties...          --       (285,302)     (269,975)     (3,421)          --
 Payment of stock issuance costs................          --        (29,850)      (22,000)    (22,000)     (656,000)
 Repurchase of warrants.........................          --            --        (30,000)    (30,000)          --
 Proceeds from issuance of common stock.........          --         10,876         3,790         --         12,540
                                                    ---------    ----------  ------------  ----------  ------------
     Net cash provided by financing activities..      434,465       687,536    18,431,835   5,944,579     1,606,540
                                                    ---------    ----------  ------------  ----------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................       20,137       188,209    11,452,840   4,936,440    (1,733,803)
CASH AND CASH EQUIVALENTS, beginning of year....          --         20,137       208,346     208,346    11,661,186
                                                    ---------    ----------  ------------  ----------  ------------
CASH AND CASH EQUIVALENTS, end of year..........    $  20,137    $  208,346  $ 11,661,186  $5,144,786  $  9,927,383
                                                    =========    ==========  ============  ==========  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest........................    $     --     $   47,176  $      9,000  $    1,032  $        --
                                                    =========    ==========  ============  ==========  ============
SUPPLEMENTAL SCHEDULE OF NONCASH
FINANCING ACTIVITIES:
  Dividends accrued on Series A, B and C
   mandatorily redeemable, convertible
   preferred stock..............................    $     --     $   55,030  $    681,554  $  125,025  $    530,270
                                                    =========    ==========  ============  ==========  ============
  Accretion on Series A, B and C mandatorily
   redeemable, convertible preferred stock......    $     --     $    4,104  $     21,622  $    2,954  $     85,271
                                                    =========    ==========  ============  ==========  ============
  Common stock issued for accrued services
   payable......................................    $     --     $   65,250  $        --   $      --   $        --
                                                    =========    ==========  ============  ==========  ============
  Issuance of note payable in connection with
   acquisition..................................    $ 129,000    $      --   $        --   $      --   $        --
                                                    =========    ==========  ============  ==========  ============
  Warrants issued for offering costs............    $     --     $      --   $    155,065  $      --   $        --
                                                    =========    ==========  ============  ==========  ============
  Accrued offering costs........................    $     --     $      --   $    656,000  $      --   $        --
                                                    =========    ==========  ============  ==========  ============
  Common stock issued in exchange for notes
   receivable...................................    $     --     $      --   $    341,024  $      --   $        --
                                                    =========    ==========  ============  ==========  ============

  The accompanying notes to financial statements are an integral part of these statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1997 and 1998
                  (Information as of and for the Three Months
                  Ended March 31, 1998 and 1999 is Unaudited)

(1) Organization and Nature of Business

   eCollege.com (the "Company," formerly Real Education, Inc. and Real Information Systems, Inc.) was organized and incorporated in the state of Colorado on July 26, 1996. As discussed in Note 11, the Company expects to file for reincorporation in the State of Delaware. The Company is a leading provider of a complete solution that enables colleges and universities to deliver an online campus and courses over the Internet. The Company's integrated platform of software and services allows colleges and universities to outsource the creation, launch, management and support of a comprehensive online campus and courses. The Company's services include campus and course design, development, hosting, maintenance and customer support services.

   The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, evolving and unpredictable technology and market demands and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing such risks.

   The Company's current business plan contemplates significant growth. Such growth will likely result in a period in which the Company reports losses and cash used in operations, which could result in the Company seeking external financing. Management believes that cash on hand and other sources of liquidity at March 31, 1999 are sufficient to fund the Company's operations through at least March 31, 2000, albeit at significantly lower levels of activities.

(2) Summary of Significant Accounting Policies

 Interim Financial Statements (Unaudited)

   The interim financial statements for the three months ended March 31, 1998 and 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year. In addition, our results of operations in interim periods will fluctuate due to the seasonality inherent in the academic calendar.

 Use of Estimates in the Preparation of Financial Statements

   The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Cash and Cash Equivalents

   The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments are held in money market accounts whose costs approximate their fair market values.

 Revenue Recognition

   The Company generates revenue primarily from two sources--campus and course development revenue and per-course student fees.

   Online campus and course design and development services are generally conducted under fixed price contracts, and revenue is recognized using the percentage of completion method. Frequently, customers will elect to add courses in addition to those under the initial contract, and the Company recognizes revenue related to these courses as the courses are completed. Revenues from online campus and course design and development contracts are recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that hours incurred bear to total estimated hours at completion. The Company's use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to the estimated degree of completion and corresponding revenue in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. Contract costs include all labor costs directly related to contract performance.

   Revenue that is recognized is reflected as accrued revenue receivable to the extent that the customer has not yet been billed for such services. The Company records deferred revenue for amounts received from customers in excess of the revenue that has been earned.

   The Company also generates student fee revenue when students sign up for online courses developed by the Company for its customers at an agreed upon price with the customer. This student fee revenue is recognized ratably over the period the course is delivered.

 Costs and Estimated Earnings on Uncompleted Contracts

                                                           December 31,
                                                       ----------------------
                                                         1997        1998
                                                       ---------  -----------
   Costs incurred on uncompleted contracts............ $ 152,750  $   607,750
   Estimated earnings.................................    16,500        5,136
                                                       ---------  -----------
                                                         169,250      612,886
   Less: Billings to date.............................  (195,000)  (1,104,000)
                                                       ---------  -----------
                                                       $ (25,750) $  (491,114)
                                                       =========  ===========
   Included in accompanying balance sheets under the
    following captions:
     Accrued revenue receivable....................... $  10,000  $    57,885
     Deferred revenue--development....................   (35,750)    (548,999)
                                                       ---------  -----------
                                                       $ (25,750) $  (491,114)
                                                       =========  ===========

   In addition to the amounts disclosed above, at December 31, 1998 the Company had $20,600 of deferred revenue related to student fees.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Accounts Receivable

   The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. At December 31, 1997 and 1998, the allowance for doubtful accounts was approximately $0 and $10,000, respectively.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements. The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from educational institutions primarily located in the United States. Accordingly, the Company may be exposed to credit risk generally associated with educational institutions. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

   As discussed in Note 9, the Company had one customer in 1996, two customers in 1997 and one customer in 1998 that accounted for more than 10% of revenue. In addition, as of December 31, 1997 and 1998, the Company had five and four customers, respectively, that individually accounted for more than 10% of accounts receivable. These customers in the aggregate accounted for 99% and 53% of accounts receivable balances at December 31, 1997 and 1998, respectively. The loss of such customers could result in a significant reduction of revenues.

 Property and Equipment

   Property and equipment are stated at cost and depreciation is provided using the straight-line method, generally over estimated useful lives of three to five years. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized.

   Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or the life of the lease.

   The components of property and equipment are as follows:

                                                           1997        1998
                                                         ---------  ----------
      Computer equipment................................ $ 308,795  $1,609,401
      Office furniture and equipment....................    19,805     349,305
      Leasehold improvements............................    90,649     123,671
                                                         ---------  ----------
                                                           419,249   2,082,377
      Less: Accumulated depreciation and amortization...  (119,407)   (513,248)
                                                         ---------  ----------
                                                         $ 299,842  $1,569,129
                                                         =========  ==========

 Impairment of Long-Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Fair Value of Financial Instruments

   The Company's financial instruments consist of cash equivalents, short-term trade receivables and payables, and notes payable. The carrying values of the cash equivalents and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying value of the notes payable approximates estimated fair value. Financial instruments also consist of convertible preferred stock subject to mandatory redemption, whose fair value at December 31, 1997 and 1998, was approximately $1.2 million and $28.7 million, respectively. Such values were estimated based upon the estimated value of the common stock into which such preferred stock could be converted.

 Income Taxes

   The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax asset is sufficiently assured at each balance sheet date (Note
10).

 Development

   Costs incurred in the development of new software and enhancements to existing software and services are expensed as incurred.

 Advertising Costs

   Advertising costs are expensed as incurred and are included in sales and marketing expense in the accompanying statements of operations. Advertising expense for each of the periods presented in the accompanying statement of operations related to continuing operations is as follows:

                 For the Year Ended                                For the Three Months
                    December 31,                                      Ended March 31,
            -----------------------------                   ----------------------------------
              1997               1998                        1998                       1999
            ---------         -----------                   -------                   --------
                                                                       (Unaudited)
            $ 18,000          $ 1,097,000                   $41,000                   $281,000
            ========          ===========                   =======                   ========

   For the period from inception to December 31, 1996, approximately $9,000 of advertising expense was incurred in connection with discontinued operations.

 Stock-Based Compensation

   The Company accounts for its employee stock option plans and other stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1997 and future years as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Stock Split

   Upon the reincorporation of the Company discussed in Note 11, the Company will effect a seven-for-one split of its common stock, and change its authorized common stock to 50,000,000 shares and preferred stock to 5,000,000 shares. In connection with the common stock split, the Company will change its conversion ratios on the preferred stock to reflect the split. All references in the accompanying financial statements to the number of common shares have been retroactively restated to reflect the common stock split, the increase in the authorized common and preferred stock and the change in the preferred stock conversion ratios.

 Net Loss Per Share

   Basic net loss per share is computed by dividing net loss available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded the weighted average effect (using the treasury stock method) of common stock issuable upon conversion of all convertible preferred stock, warrants and stock options from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded are as follows:

      For the years ended December 31,
        1997......................................................   581,875
                                                                   ========= ===
        1998...................................................... 4,341,694
                                                                   ========= ===
      For the three months ended March 31,
        1998 (unaudited).......................................... 3,298,155
                                                                   ========= ===
        1999 (unaudited).......................................... 8,368,710
                                                                   ========= ===

   At December 31, 1998, the Company had issued rights to 8,647,338 shares of common stock under such agreements.

   Net loss from continuing operations per share is calculated as follows:

                                                         Three Months Ended
                            Year Ended December 31,          March 31,
                            -------------------------  -----------------------
                               1997          1998        1998         1999
                            -----------  ------------  ---------  ------------
Numerator:                                                  (Unaudited)
  Net loss from continuing
   operations.............. $  (614,797) $ (7,289,847) $(752,745) $ (3,127,583)
  Dividends on mandatorily
   redeemable, convertible
   preferred stock.........     (55,030)     (681,554)  (125,025)     (530,270)
  Accretion of mandatorily
   redeemable, convertible
   preferred stock.........      (4,104)      (21,622)    (2,954)      (85,271)
                            -----------  ------------  ---------  ------------
  Net loss from continuing
   operations applicable to
   common shareholders..... $  (673,931) $ (7,993,023) $(880,724) $ (3,743,124)
                            ===========  ============  =========  ============
Denominator:
  Weighted average shares
   outstanding.............   6,161,946     7,612,045  7,444,549     7,674,345
                            ===========  ============  =========  ============

   The Company was incorporated in 1996 without capital contributions. As of December 31, 1996, no shares of common stock were outstanding. Therefore, no earnings per share amounts have been reflected for the period from inception to December 31, 1996.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Pro Forma Stockholders' Equity (Unaudited)

   Effective upon the closing of the Company's planned initial public offering, the outstanding shares of Series Preferred (as defined below) will automatically convert into 6,225,611 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at March 31, 1999.

 Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share for the year ended December 31, 1998 is computed using the net loss and weighted average number of common shares outstanding, including the pro forma effects of the assumed conversion of the Company's Series A, B and C convertible preferred stock into shares of the Company's common stock as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of approximately 3,067,988, 2,347,541 and 6,225,611 shares for the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999, respectively, and pro forma entries to eliminate preferred stock dividend accruals and accretion charges for each period. The pro forma effects of these transactions are unaudited.

 Comprehensive Income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Since inception, comprehensive loss has been the same as net loss.

 Segment Information

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it has one reportable operating segment at December 31, 1998.

 Start-Up Activities

   Effective January 1, 1998, the Company adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." In general, SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 is reported as the cumulative effect of a change in accounting principle. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of its operations.

 Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of such software. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 in the year ended December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

 Reclassifications

   Certain prior years balances were reclassified to conform to current year presentation.

(3) Convertible Preferred Stock Subject to Mandatory Redemption

   A summary of the Company's mandatorily redeemable, convertible preferred stock is presented in the table below:

                               Series A           Series B           Series C
                          ------------------ ------------------ -------------------
                          Shares    Amount   Shares    Amount   Shares    Amount
                          ------- ---------- ------- ---------- ------- -----------
Balances, December 31,
 1996                         --  $      --      --  $      --      --  $       --
  Issuance of Series A
   mandatorily
   redeemable,
   convertible preferred
   stock in May 1997 for
   cash of approximately
   $7.58 per share, net
   of stock issuance
   costs of $29,850.....  132,000    970,150     --         --      --          --
  Dividends accrued.....      --      55,030     --         --      --          --
  Accretion to
   redemption value.....      --       4,104     --         --      --          --
                          ------- ---------- ------- ---------- ------- -----------
Balances, December 31,
1997....................  132,000  1,029,284     --         --      --          --
  Issuance of Series B
   mandatorily
   redeemable,
   convertible preferred
   stock in February
   1998 for cash of
   approximately $18.36
   per share, net of
   stock issuance costs
   of $22,000...........      --         --  326,833  5,978,000     --          --
  Issuance of Series C
   mandatorily
   redeemable,
   convertible preferred
   stock in December
   1998 for cash of
   approximately $34.84
   per share, net of
   stock issuance costs
   of $811,065..........      --         --      --         --  365,959  11,938,955
  Dividends accrued.....      --     100,056     --     550,060     --       31,438
  Accretion to
   redemption value.....      --       7,463     --       5,986     --        8,173
                          ------- ---------- ------- ---------- ------- -----------
Balances, December 31,
1998....................  132,000  1,136,803 326,833  6,534,046 365,959  11,978,566
  Issuances of Series C
   mandatorily
   redeemable,
   convertible preferred
   stock in January,
   February and March
   1999 for cash of
   approximately $34.84
   per share
   (unaudited)..........      --         --      --         --   64,581   2,250,000
  Dividends accrued
   (unaudited)..........      --      25,012     --     150,016     --      355,242
  Accretion to
   redemption value
   (unaudited)..........      --       1,865     --       1,651     --       81,755
                          ------- ---------- ------- ---------- ------- -----------
Balances, March 31, 1999
(unaudited).............  132,000 $1,163,680 326,833 $6,685,713 430,540 $14,665,563
                          ======= ========== ======= ========== ======= ===========

   Under the Company's articles of incorporation, the Company is authorized to issue 889,373 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series, with designations, rights, preferences and limitations established by the Company's Board of Directors. As of December 31, 1998, the Company has the following shares of preferred stock authorized for issuance:

                                 eCollege.com
                        (formerly Real Education, Inc.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


                                                        Liquidation,
                                                         Redemption   Annual
                                              Shares     Value per   Dividend
                                            Outstanding    Share       Rate
                                            ----------- ------------ --------
      Series A mandatorily redeemable,
       convertible preferred stock (Series
       A)                                     132,000      $ 7.58     $0.758
                                              =======      ======     ======
      Series B mandatorily redeemable,
       convertible preferred stock (Series
       B)                                     326,833      $18.36     $1.836
                                              =======      ======     ======
      Series C mandatorily redeemable,
       convertible preferred stock (Series
       C)                                     365,959      $34.84     $3.484
                                              =======      ======     ======

 Dividends

   Dividends accrue at an annual rate of ten-percent of the face value of the preferred stock. Dividends accrue whether or not they have been declared, are cumulative, and in addition, to the extent there are unpaid dividends, dividends are payable on such unpaid dividends. Upon conversion, accrued and unpaid dividends are not paid or converted and are extinguished. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A, Series B and Series C (collectively, the "Preferred Stock"), such payment will be distributed first to the holders of the Series C on a pro rata basis, second to the holders of the Series B and then to holders of Series A. No dividends may be paid to junior classes of the Company's capital stock if there are unpaid Preferred Stock dividends. Further, if dividends or other distributions are declared for the holders of the Company's common stock, holders of Preferred Stock are entitled to participate on an as-if-converted to common stock basis. As of December 31, 1998, $155,086, $550,060 and $31,438 has been accumulated for dividends on Series A, Series B and Series C, respectively.

 Liquidation Preference

   Holders of Series C are entitled to a preference of $34.84 per share (an aggregate of approximately $15 million), plus accrued and unpaid dividends, upon any liquidation, dissolution or winding up of the Company before distribution or payment is made upon Series A, Series B or the Company's common stock. Holders of Series B are entitled to a preference of $18.36 per share (an aggregate of approximately $6 million), plus accrued and unpaid dividends, upon any liquidation, dissolution or winding up of the Company before distribution or payment is made upon Series A or the Company's common stock. Holders of Series A are entitled to a preference of $7.58 per share (an aggregate of approximately $1 million), plus accrued and unpaid dividends upon the occurrence of such events. Remaining proceeds, if any, from such events are allocable to the holders of the Company's common stock. Holders of Preferred Stock have the option to have the proceeds from such events allocated to them as common stockholders on an as-if-converted to common stock basis.

 Mandatory Redemption

   The Preferred Stock outstanding as of December 31, 1998 is subject to redemption at the following dates:

                               Series A    Series B    Series C       Total
                              ----------  ----------  -----------  -----------
June 15 -
  2001....................... $  385,215  $2,183,571  $ 4,260,486  $ 6,829,272
  2002.......................    385,215   2,183,571    4,260,486    6,829,272
  2003.......................    385,216   2,183,572    4,260,486    6,829,274
                              ----------  ----------  -----------  -----------
    Total....................  1,155,646   6,550,714   12,781,458   20,487,818
    Less: Unaccreted issuance
     costs...................    (18,843)    (16,668)    (802,892)    (838,403)
                              ----------  ----------  -----------  -----------
                              $1,136,803  $6,534,046  $11,978,566  $19,649,415
                              ==========  ==========  ===========  ===========

                                  ECOLLEGE.COM
                        (FORMERLY REAL EDUCATION, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

   If the Preferred Stock is still outstanding at June 1, 2001, holders of the Preferred Stock may require redemption of all or a portion of their stock on or before June 15, 2001. The redemption amount per share is $7.58, $18.36 and $34.84 for the Series A, Series B and Series C, respectively, plus accrued and unpaid dividends. The redemption will be made in three equal annual redemptions. If the Preferred Stock is outstanding at June 1, 2002, then on or before June 15, 2002, holders of Preferred Stock may require redemption of all or a portion of their preferred shares. The redemption price upon such election is the greater of $7.58, $18.36 and $34.84 for the Series A, Series B and Series C per share, respectively, plus accrued and unpaid dividends or the market value of the Preferred Stock.

 Accretion

   The difference between the redemption price and the recorded value, which is net of the offering costs of $29,850, $22,000 and $811,065 for Series A, Series B and Series C, respectively, is being accreted to the earliest possible redemption date.

 Voting Rights

   The Preferred Stock is entitled to vote on an as-if-converted to common stock basis.

 Conversion Rights

   At any time, any holder may convert all or any portion of such shares into common stock at a rate of seven shares of common stock per one share of preferred stock. The conversion price is subject to adjustment to prevent dilution based on criteria defined in the articles of incorporation. Upon conversion, accrued and unpaid dividends are not paid or converted and are extinguished. Each share of Preferred Stock is subject to a mandatory conversion to common stock at the conversion price in effect at that time immediately upon the closing of a public offering which meets certain conditions.

 Warrants

   In connection with the sale of Series C, the Company issued 60,277 warrants to purchase one share of the Company's common stock for approximately $4.98. Upon issuance, the warrants had a value totaling $155,065, which has been reflected as a cost of the offering. The warrants vest immediately and are exercisable for a period of three years. As of December 31, 1998, none of the warrants have been exercised. In addition, the Company incurred $656,000 of direct costs in connection with the issuance of Series C.

   In connection with the sale of Series A, the Company issued 924,000 warrants to purchase one share of the Company's common stock for approximately $1.08. The warrants vest immediately and are exercisable for a period of three years. Based upon the fair market value of the common stock at the date of issuance, the fair value of the warrants was determined to be immaterial. As of December 31, 1998, none of the warrants have been exercised.

   The Company valued the warrants using the Black-Scholes option pricing model, and the following assumptions:

                                                             SERIES A SERIES C
                                                             WARRANTS WARRANTS
                                                             -------- --------
   Risk-free interest rate..................................  6.04%     5.00%
   Expected dividend yield..................................  0.00%     0.00%
   Expected lives outstanding............................... 3 years  3 years
   Expected volatility......................................   50%        70%
   Fair market value of the underlying common stock on the
    date of issuance........................................  $0.36     $4.98

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(4) Stockholders' Equity

 Common Stock

   In February 1997, the Company issued 560,000 shares of common stock for cash of approximately $0.02 per share. In 1998, an individual exercised options for 3,500 shares of common stock for cash of approximately $1.08 per share.

 Noncash Common Stock Issuance

   In February 1997, the Company issued 6,790,000 shares of common stock for services provided during formation of the Company, a portion of which was accrued at December 31, 1996. The Company recorded the stock at its fair market value of approximately $0.02 per share, which approximated the value of the services rendered with the corresponding expense being recorded in the Company's statement of operations over the period that the services were provided.

 Warrants

   In June 1997, the Company issued warrants for 420,000 shares of common stock with an exercise price of approximately $1.08. The warrants vested immediately and are exercisable for a period of three years. In 1997, the Company issued 70 shares of common stock upon the exercise of warrants in return for cash consideration totaling $76. During 1998, the Company issued 314,930 shares of common stock upon the exercise of such warrants. The employees issued notes for the purchase price of the common stock received upon exercise of the warrants. These notes receivable, totaling $341,024 at December 31, 1998, are reflected as a reduction of stockholders' equity. Interest on the loans is at a rate of 8% per annum, and the principal and the accrued and unpaid interest is due in twenty-four monthly payments, beginning on March 31, 2000. The loans are due in full on February 28, 2002. The loans are full recourse loans and are secured by the underlying shares of common stock. The Company also issued security buy-sell agreements in connection with these loans which place restrictions on the transfer of ownership interests, as defined in the agreement. These agreements will be removed upon completion of the offering discussed in Note 11.

   During 1998, the Company repurchased 70,000 warrants issued to an employee of the Company for $30,000, their intrinsic value on the date of purchase. As of December 31, 1998, 35,000 of the original 420,000 warrants remained outstanding.

   In November 1998, the Company obtained a $500,000 bridge loan from a bank. In connection with the bridge loan, the Company issued 10,500 warrants to the bank. Fifty-percent of the warrants have a strike price of $2.62 and fifty-percent have a strike price of $4.98. The value of the warrants at the date of issuance was approximately $28,000, which is included in interest expense in the accompanying statement of operations for the year ended December 31, 1998. The warrants were valued using the Black-Scholes pricing model, assuming volatility of 70%, risk free interest rate of 5.0%, no expected dividends and a life of five years.

 Employee Stock Option Grants

   During 1997, the Company adopted the 1997 Stock Option Plan ("the Plan") under which the Company is authorized to grant incentive and non-qualified stock options to acquire up to 1,645,000 shares of the Company's common stock to employees and directors of the Company. Options granted vest over various terms, with a maximum vesting period of five years, and expire after a maximum of 6 years. The Company accounts for the Plan under APB Opinion No. 25, under which the Company has recorded deferred compensation of $1,443,542 during 1998 and an additional $946,400 during the three months ended March 31,
                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

1999 (unaudited) which, will be amortized over the period that services are provided to the Company. During 1998, the Company recognized $199,535 of such compensation. During the three months ended March 31, 1998 and 1999, the Company recognized $17,188 and $103,334 of such compensation, respectively (unaudited).

   The following table summarizes the Plan at December 31, 1997 and 1998, and activity during the years then ended:

                                                1997              1998
                                          ---------------- -------------------
                                                  Weighted            Weighted
                                                  Average             Average
                                                  Exercise            Exercise
                                          Shares   Price    Shares     Price
                                          ------- -------- ---------  --------
Outstanding, beginning of year...........     --   $ --      770,700   $ 1.01
Granted.................................. 770,700   1.01     684,250     1.41
Forfeited or canceled....................     --     --     (143,500)   (1.16)
Exercised................................     --     --       (3,500)   (1.08)
                                          -------  -----   ---------   ------
Outstanding, end of year................. 770,700  $1.01   1,307,950   $ 1.20
                                          =======  =====   =========   ======
Exercisable, end of year................. 105,000  $1.19     399,350   $ 1.04
                                          =======  =====   =========   ======
Weighted average fair value of options
 granted during the year.................      $0.21             $ 2.20
                                               =====             ======

   The status of stock options outstanding and exercisable under the Plan as of December 31, 1998 is as follows:

                  Stock Options Outstanding       Stock Options Exercisable
             ------------------------------------ ---------------------------
                        Weighted
                         Average                                   Weighted
 Range of               Remaining     Weighted                     Average
 Exercise    Number of Contractual    Average       Number of      Exercise
  Prices      Shares      Life     Exercise Price    Shares         Price
-----------  --------- ----------- --------------   ---------      --------
$0.36-$0.39    133,000    3.34         $ .36              66,500  $ .36
$1.08-$1.19    550,200    4.90          1.15             318,850   1.17
$1.43          624,750    5.88          1.43              14,000   1.43
             ---------    ----         -----       -------------  -----------
             1,307,950    5.21         $1.20             399,350        $1.04
             =========    ====         =====       =============  ===========

   In addition, during March 1997 the Company issued options for 84,000 shares of common stock outside of the Plan with an exercise price of $0.39. All such options are fully vested at March 31, 1999.

 Pro Forma Fair Value Disclosures

   The fair value of each option grant is calculated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                         Year ended December 31,
                                                         -----------------------
                                                            1997        1998
                                                         ----------- -----------
      Risk-free interest rate...........................        5.8%        5.0%
      Expected dividend yield...........................          0%          0%
      Expected lives outstanding........................   2.0 years   2.9 years
      Expected volatility...............................      0.001%      0.001%

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

   Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts for the years ended December 31, 1997 and 1998:

                                                          1997        1998
                                                        ---------  -----------
      Net loss applicable to common stockholders:
        As reported.................................... $(610,050) $(7,993,023)
                                                        =========  ===========
        Pro forma...................................... $(617,580) $(8,028,721)
                                                        =========  ===========
      Basic and diluted net loss per share:
        As reported.................................... $   (0.10) $     (1.05)
                                                        =========  ===========
        Pro forma...................................... $   (0.10) $     (1.05)
                                                        =========  ===========

(5) Discontinued Operations

   Pursuant to a Stock Purchase Agreement dated August 5, 1996, the Company acquired Brecknet Internet Services, Inc. ("ColoradoNet"), an Internet access provider for cash of $80,000 and a note payable of $129,000. The acquisition was accounted for in accordance with the purchase method of accounting, and accordingly, a new basis of accounting for the assets acquired was established as of August 5, 1996, based on the fair market value of the assets acquired. The purchase price was allocated as follows:

                                                               Fair Value of
                                                             Net Assets Acquired
                                                            --------------------
      Cash.................................................       $  2,338
      Accounts receivable..................................         19,620
      Furniture, fixtures and equipment....................         37,196
      Leasehold improvements...............................          7,295
      Cost in excess of identifiable assets acquired.......        142,551
                                                                  --------
          Total cost of purchased assets...................       $209,000
                                                                  ========

   On March 24, 1997, the Board of Directors approved the disposition of ColoradoNet, as the Company determined that such business did not compliment its primary business focus of Internet education. Pursuant to an Asset Purchase Agreement dated May 30, 1997, the Company sold substantially all of the net assets of ColoradoNet for cash of $200,000 to a third party. The gain on the sale of this discontinued operation was $34,632.

   Total revenue for ColoradoNet during the Company's operation of the business was $90,512 and $137,055 in 1996 and 1997, respectively.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

(6) Notes Payable To Related Parties

   As of December 31, 1997, notes payable to related parties consisted of the following:

        Unsecured note payable to related party, interest
         payable on a quarterly basis at 8% per
         annum, principal payments equal to one-sixteenth
         of the outstanding principal amount at December 31, 1997,
         payable in 16 quarterly installments
         beginning June 30, 1998 and ending March 31, 2002............ $193,277
        Unsecured note payable to officer of the
         Company, interest and principal due in
         monthly installments of $1,868, at 10.25%
         per annum, matures March 10, 2002............................   76,698
                                                                       --------
                                                                        269,975
      Less: Current portion...........................................  (39,441)
                                                                       --------
      Long-term portion of notes payable to related parties........... $230,534
                                                                       ========

   On April 7, 1998, the Company repaid the $193,277 note payable to a related party. On April 17, 1998, the Company repaid the $76,698 note payable to a related party.

   Interest expense for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $9,186, $37,990 and $36,819,
respectively. Interest expense for the year ended December 31, 1998 includes $27,819 related to warrants for common stock issued in connection with the bridge loan (Note 4).

(7) Other Related Party Transactions

   The Company engaged the brother of the chief executive officer to provide legal services to the Company. For the years ended December 31, 1997 and 1998, the Company incurred approximately $39,000 and $16,400 in legal expenses to this related party. As of December 31, 1997, the Company owed approximately $6,500 to this related party for legal services performed.

   On February 14, 1997, an officer of the Company extended a loan to the Company in the amount of $25,000 to fund operations. The note was repaid on May 29, 1997.

(8) Commitments And Contingencies

 Operating Lease Obligations

   The Company leases its office space under a noncancellable operating lease agreement which expires in July 2002. Future minimum lease obligations as of December 31, 1998 are as follows:

      Year ending December 31-
        1999......................................................... $  564,467
        2000.........................................................    671,811
        2001.........................................................    462,858
        2002.........................................................     26,925
                                                                      ----------
                                                                      $1,726,061
                                                                      ==========

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Rent expense for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $14,002, $57,426 and $331,219,
respectively.

 Legal Matters

   The Company is exposed to asserted and unasserted legal claims encountered in the normal course of business. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the operating results or the financial position of the Company.

(9) Major Customers

   Below is a listing of major customers, each of which comprised more than 10% of revenue for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998:

                                              1996         1997         1998
                                           ----------- ------------ ------------
                                           Amount   %   Amount   %   Amount   %
                                           ------- --- -------- --- -------- ---
      Customer 1.......................... $20,944 93% $637,690 62% $346,382 21%
      Customer 2.......................... $   --  --  $157,240 15% $121,560  7%

   As of December 31, 1998, Customer 1 owed the Company $9,000 related primarily to course development fees.

(10) Income Taxes

   Components of the income tax provision applicable to federal and state income taxes are as follows:

                                                   1996      1997       1998
                                                 --------  --------  ----------
Current benefit:
  Federal....................................... $    --   $    --   $      --
  State.........................................      --        --          --
                                                 --------  --------  ----------
    Total.......................................      --        --          --
                                                 --------  --------  ----------
Deferred benefit:...............................
  Federal....................................... (146,818) (184,891) (2,401,048)
  State.........................................  (14,250)  (17,945)   (233,043)
                                                 --------  --------  ----------
    Total....................................... (161,068) (202,836) (2,634,091)
                                                 --------  --------  ----------
    Total tax benefit........................... (161,068) (202,836) (2,634,091)
                                                 --------  --------  ----------
Valuation allowance.............................  161,068   202,836   2,634,091
                                                 --------  --------  ----------
    Net tax benefit............................. $    --   $    --   $      --
                                                 ========  ========  ==========

   The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:

                                                         1996    1997    1998
                                                         -----   -----   -----
Federal income tax rate.................................  34.0%   34.0%   34.0%
Increase (decrease) as a result of-
 State income tax net of federal benefit................   3.3%    3.3%    3.3%
 Permanent differences..................................  (0.1%)  (0.5%)  (1.2%)
 Valuation allowance.................................... (37.2%) (36.8%) (36.1%)
                                                         -----   -----   -----
Effective tax rate......................................    --%     --%     --%
                                                         =====   =====   =====

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Deferred tax assets and liabilities result from the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------  ----------
 Deferred tax assets-
  Non-current:
    Net operating loss carryforward....................... $354,363  $2,919,417
    Depreciation differences..............................    9,541      32,255
    Deferred rent.........................................      --       13,391
  Current:
    Vacation accrual......................................      --       29,277
    Allowance for doubtful accounts.......................      --        3,655
                                                           --------  ----------
    Total deferred tax assets.............................  363,904   2,997,995
                                                           --------  ----------
Less: Valuation allowance................................. (363,904) (2,997,995)
                                                           --------  ----------
Net deferred tax assets................................... $    --   $      --
                                                           ========  ==========

   From its inception, the Company has generated losses for both financial reporting and tax purposes. Accordingly, for income tax return reporting purposes, the Company may utilize approximately $7.8 million of net operating loss carryforwards, which begin to expire in 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests.

   The Company has determined that approximately $364,000 and $2,998,000 of deferred tax assets as of December 31, 1997 and 1998, respectively, did not satisfy the realization criteria set forth in SFAS No. 109, primarily due to the Company's operating loss since inception and the start up nature of the Company. Accordingly, a valuation allowance was recorded against the entire deferred tax asset.

(11) Subsequent Events

 Employee Benefit Plan

   Effective January 1, 1999, the Company adopted a defined contribution plan under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute up to 15% of their annual compensation. In addition, the Company may make discretionary and/or matching contributions on behalf of participating employees.

 Stock Option Grants

   From January 1999 through April 1999, the Company granted stock options to employees to purchase 168,350 shares of common stock at an exercise price of $4 per share. In connection with such option grants, the Company recognized unearned compensation totaling approximately $1.3 million which is being amortized over the vesting period of the related options.

 Reincorporation

   On or before the completion of the Initial Public Offering discussed below, the Company expects to file for reincorporation in the State of Delaware.

 Initial Public Offering

   On May 13, 1999, the Company filed a registration statement with the SEC on Form S-1.

[Inside back cover - logos of representative customers with caption "Relationships Dedicated to Online Learning" at bottom of page. Caption reads:
The above logos represent the geographic diversity of some of our well-known customers.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                            [eCollege.com logo]

                                  Common Stock

                               ----------------

                                   Prospectus
                                       , 1999

                               ----------------

                      Banc of America Securities LLC
                           Thomas Weisel Partners LLC

                          William Blair & Company

   Until          (25 days after the date of this Prospectus), all dealers
effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
      SEC registration fee.......................................... $   15,985
      NASD filing fee...............................................     30,500
      Nasdaq National Market listing fee............................     95,000
      Legal fees and expenses.......................................    300,000
      Accounting fees and expenses..................................    250,000
      Printing and engraving........................................    250,000
      Blue sky fees and expenses (including legal fees).............     10,000
      Transfer agent fees...........................................     15,000
      Miscellaneous.................................................     33,515
                                                                     ----------
        Total....................................................... $1,000,000
        * To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

   The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof, and the Registrant's Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

   The Registrant has sold and issued the following securities since July 26, 1996 (inception):

   Common Stock and Preferred Stock. In February 1997, the Registrant issued
(i) 6,790,000 shares of its common stock, no par value per share, to its founder Robert N. Helmick in exchange for $130,500 in services, (ii) 350,000 shares of its common stock to John V. Helmick in exchange for $6,750 in cash, and (iii) 210,000 shares of its common stock, no par value per share, to Jonathan M. Dobrin, in exchange for $4,050 in property. The above securities were offered and sold by the Registrant in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act, as amended.

   On June 11, 1997, the Registrant issued an aggregate of 132,000 investment units; each unit consisting of one share of Series A Convertible Preferred Stock (the "Series A Preferred") and one warrant to purchase seven shares of Registrant's common stock (exercisable at a price of $1.08 per share), at a purchase price of $7.58 per unit, to certain investors in consideration for the payment of $1,000,000. Upon the closing of this offering, all of the outstanding shares of Series A Preferred will convert into an aggregate of 924,000 shares of Common Stock. The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to Rule 504 and Rule 506 of Regulation D promulgated under the Securities Act.

   On February 2, 1998, the Registrant issued an aggregate of 326,833 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), at a purchase price of $18.36 per share, to certain investors in consideration for the payment of approximately $6,000,000. Upon the closing of this offering, all of the outstanding shares of Series B Preferred will convert into an aggregate of 2,287,831 shares of Common Stock. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   In a series of closings from December 21, 1998 through March 1, 1999, the Registrant issued an aggregate of 430,540 shares of Series C Convertible Preferred Stock (the "Series C Preferred"), at a purchase price of $34.84 per share, to certain investors in consideration for the payment of $15,000,020. Upon the closing of this offering, all of the outstanding shares of Series C Preferred will convert into an aggregate of 3,013,780 shares of Common Stock. The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   Warrants. The Registrant from time to time has granted warrants to investors, consultants and other third parties in connection with business transactions. Except as otherwise noted below, these warrants were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

                                                                     Weighted-
                                                                      average
                                                         Number of   Exercise
                                                           Shares     Prices
                                                        ------------ ---------
      July 26, 1996 (inception) to December 31, 1996...          --      --
      January 1, 1997 to December 31, 1997............. 1,344,000/1/   $1.08
      January 1, 1998 to December 31, 1998.............    10,500/2/   $3.80
      January 1 to April 30, 1999......................    60,277/3/   $4.98

--------

 1. 924,000 of these warrants were issued to purchasers of our Series A Preferred, as described above. 420,000 of these warrants were issued to executive officers, in reliance upon the exemption from registration provided by Rule 701 promulgated under the Securities Act and by Section 4(2) of the Securities Act.

 2. These warrants were issued to a bank in connection with entering into a credit facility.

 3. These warrants were issued to Hambrecht & Quist LLC in connection with serving as placement agent for our Series C Preferred financing.

   Options. The Registrant from time to time has granted stock options to employees in reliance upon exemption from registration pursuant to either (i)
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) Rule 701 promulgated under the Securities Act.

                                                              NUMBER OF EXERCISE
                                                               SHARES    PRICES
                                                              --------- --------
      July 26, 1996 (inception) to April 30, 1997............      --      --
      May 1, 1997............................................  133,000   $0.36
      July 15, 1997 through January 6, 1998..................  245,700   $1.08
      January 7, 1998 to December 31, 1998...................  656,250   $1.43
      January 1, 1999 to April 1, 1999.......................  168,350   $4.00

   Of the options granted during the period from January 1, 1997 through January 6, 1998, to purchase 798,700 shares of common stock, 744,450 remain outstanding as of April 30, 1999. Of the options granted during the period from January 7, 1998 through December 31, 1998, to purchase 656,250 shares of common stock, 617,050 remain outstanding. All options granted in 1999 remained outstanding as of April 30, 1999.

   No underwriters were involved in connection with the sales of securities referred to in this Item 15, except that Hambrecht & Quist LLC received a fee of $645,000 and warrants to purchase 60,277 shares of Common Stock for $4.98 per share.

   The common stock amounts and per share purchase and exercise prices in the above discussion have been adjusted to reflect a 7-for-1 stock split to be effected on or before completion of this offering.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits.

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1*  Form of Underwriting Agreement.

  3.1   Certificate of Incorporation.

  3.2   Form of Amended and Restated Certificate of Incorporation.

  3.3 Form of Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

  3.4   Bylaws.

  3.5 Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

  4.1*  Specimen Common Stock certificate.

  5.1*  Opinion of Brobeck, Phleger & Harrison LLP.

 10.1** Unit Purchase Agreement dated June 11, 1997, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.

 10.2** Series B Preferred Share Purchase Agreement dated February 2, 1998, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.

 10.3** Series C Preferred Share Purchase Agreement dated December 21, 1998, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.

 10.4** Amended and Restated Registration Agreement made as of December 21,
         1998, by and among the Registrant, each of the Series A Investors, each of the Series B Investors and each of the Series C Purchasers.

 10.5** Amended and Restated Shareholders Agreement made as of December 21,
         1998, by and among the Registrant and each of the Parties listed on the Schedules attached thereto.

 10.6** Form of Indemnification Agreement by and between the Registrant and its outside directors.

 10.7** Consulting Agreement dated as of June 11, 1997, between the Registrant and New World Equities, Inc.

 10.8** Employment Agreement dated as of May 1, 1997, between the Registrant and Robert N. Helmick.

 10.9 Form of Common Stock Purchase Warrant expiring June 11, 2000 issued pursuant to the Unit Purchase Agreement dated June 11, 1997.


 NUMBER                               DESCRIPTION
 ------                               -----------
 10.10** Agreement between the Registrant and the University of Colorado dated
         May 22, 1998.

 10.11** Promissory Note dated June 1, 1997 by Registrant in the favor of
         Advanced Worldwide Education, LC.

 10.12   1997 Stock Option Plan, as amended.

 10.13 Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.

 10.14 Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.

 10.15*  1999 Employee Stock Purchase Plan.
 23.1    Consent of Arthur Andersen LLP.

 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

 24.1**  Powers of Attorney (See Signature Page on Page II-5).

 27.1**  Financial Data Schedule.

--------

 * To be supplied by amendment.

** Previously filed

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on this 22nd day of June, 1999.

                                          eCollege.com

                                          By: /s/ Robert N. Helmick
                                              --------------------------
                                              NAME:  ROBERT N. HELMICK
                                              TITLE: PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

   Pursuant to the requirements
of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 22, 1999:

                 SIGNATURE                                   TITLE(S)
                 ---------                                   --------

                     *                      President, Chief Executive Officer and
___________________________________________  Chairman of the Board of Directors
             ROBERT N. HELMICK               (principal executive officer)

           /s/ Steven M. Singer             Vice President, Finance and Administration
___________________________________________  and Chief Financial Officer (principal
             STEVEN M. SINGER                financial and accounting officer)

                     *                      Vice President, Chief Technology Officer
___________________________________________  and Director

    JONATHAN M. DOBRIN

                     *                      Director
___________________________________________
            JACK W. BLUMENSTEIN

                     *                      Director
___________________________________________
          CHRISTOPHER E. GIRGENTI

                     *                      Director
___________________________________________
              OAKLEIGH THORNE

                     *                      Director
___________________________________________
               JERI KORSHAK

*By: /s/ Steven M. Singer
-------------------------------------
    Steven M. Singer
    Attorney-in-Fact

                               INDEX TO EXHIBITS

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation.
  3.2    Form of Amended and Restated Certificate of Incorporation.
  3.3    Form of Second Amended and Restated Certificate of Incorporation to be
         in effect upon the closing of this offering.
  3.4    Bylaws.
  3.5    Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
  4.1*   Specimen Common Stock certificate.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1**  Unit Purchase Agreement as of June 11, 1997, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.
 10.2**  Series B Preferred Share Purchase Agreement dated February 2, 1998 between the Registrant and the Persons listed on the Schedule of
         Purchasers attached thereto.
 10.3**  Series C Preferred Share Purchase Agreement dated December 21, 1998 between the Registrant and the Persons listed on the Schedule of
         Purchasers attached thereto.
 10.4**  Amended and Restated Registration Agreement made as of December 21,
         1998, by and among the Registrant, each of the Series A Investors, each of the Series B Investors and each of the Series C Purchasers.
 10.5**  Amended and Restated Shareholders Agreement made as of December 21,
         1998, by and among the Registrant and each of the Parties listed on the Schedules attached thereto.
 10.6**  Form of Indemnification Agreement by and between the Registrant and its outside directors.
 10.7**  Consulting Agreement dated as of June 11, 1997, between the Registrant and New World Equities, Inc.
 10.8**  Employment Agreement dated as of May 1, 1997, between the Registrant and Robert N. Helmick.
 10.9    Form of Common Stock Purchase Warrant expiring June 11, 2000, issued pursuant to the Unit Purchase Agreement dated June 11, 1997.
 10.10** Agreement between the Registrant and the University of Colorado dated
         May 22, 1998.
 10.11** Promissory Note dated June 1, 1997 by Registrant in the favor of
         Advanced Worldwide Education, LC.
 10.12   1997 Stock Option Plan, as amended.
 10.13   Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.
 10.14   Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.
 10.15*  1999 Employee Stock Purchase Plan.
 23.1    Consent of Arthur Andersen LLP.
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1**  Powers of Attorney (See Signature Page on Page II-5).
 27.1**  Financial Data Schedule.

--------

 * To be supplied by amendment.

** Previously filed.